Exhibit 10.34

LOAN AND SECURITY AGREEMENT

SANGSTAT MEDICAL CORPORATION

Borrower

6300 Dumbarton Circle
Fremont, California 94555

Address

94-3076069

Borrower Fed ID Tax No.

$30,000,000

Credit Limit

April 21, 2000

Date

CORPORATE FINANCE

table of contents

Page

1. DEFINITIONS. *

1.1 Defined Terms *

1.2 Other Terms. *

2. LOANS; INTEREST RATE AND OTHER CHARGES. *

2.1 Total Facility *

2.2 Loans *

2.3 Overlines; Overadvances *

2.4 [Intentionally Omitted] *

2.5 Loan Account *

2.6 Interest; Fees *

2.7 Default Interest Rate *

2.8 Examination Fee *

2.9 Excess Interest. *

2.10 Principal Payments; Proceeds of Collateral. *

2.11 Application of Collateral *

2.12 Application of Payments *

3. SECURITY. *

3.1 Security Interest in the Collateral *

3.2 Perfection and Protection of Security Interest *

3.3 Preservation of Collateral *

3.4 Insurance *

3.5 Collateral Reporting; Inventory. *

3.6 Receivables. *

3.7 Equipment *

3.8 Other Liens; No Disposition of Collateral *

3.9 Collateral Security *

3.10 Special Intellectual Property Provisions *

4. CONDITIONS OF CLOSING. *

4.1 Initial Advance *

4.2 Subsequent Advances *

5. REPRESENTATIONS AND WARRANTIES. *

5.1 Due Organization *

5.2 Other Names *

5.3 Due Authorization *

5.4 Binding Obligation *

5.5 Intangible Property *

5.6 Capital *

5.7 Material Litigation *

5.8 Title; Security Interests of FINOVA *

5.9 Restrictive Agreements; Labor Contracts *

5.10 Laws *

5.11 Consents *

5.12 Defaults *

5.13 Financial Condition *

5.14 ERISA *

5.15 Taxes *

5.16 Locations; Federal Tax ID No. *

5.17 Business Relationships *

5.18 Year 2000 Representations and Warranties *

5.19 Performance and Other Bonds *

5.20 Reaffirmations *

6. COVENANTS. *

6.1 Affirmative Covenants *

6.1.1 Taxes *

6.1.2 Notice of Litigation *

6.1.3 ERISA *

6.1.4 Change in Location *

6.1.5 Entity Existence *

6.1.6 Labor Disputes *

6.1.7 Violations of Law *

6.1.8 Defaults *

6.1.9 Capital Expenditures *

6.1.10 Books and Records *

6.1.11 Leases; Warehouse Agreements *

6.1.12 Additional Documents *

6.1.13 Financial Covenants *

6.1.14 Year 2000 Covenants *

6.1.15 Intangible Property *

6.1.16 Bank Accounts *

6.1.17 Minimum Loan Balances. *

6.2 Negative Covenants *

6.2.1 Mergers and Acquisitions *

6.2.2 Loans and Investments *

6.2.3 Dividends *

6.2.4 Adverse Transactions *

6.2.5 Indebtedness of Others *

6.2.6 Repurchase *

6.2.7 Name *

6.2.8 Prepayment *

6.2.9 Capital Expenditure *

6.2.10 Compensation *

6.2.11 Indebtedness *

6.2.12 Affiliate Transactions *

6.2.13 Nature of Business *

6.2.14 FINOVA's Name *

6.2.15 Margin Security *

6.2.16 Real Property *

6.2.17 Liens *

6.2.18 Change in Fiscal Year; Auditors *

6.2.19 Subordinated Documents in Certain Material Agreements *

6.2.20 Pharmacy Operation *

6.2.21 Self-Service Storage Facility. *

7. DEFAULT AND REMEDIES. *

7.1 Events of Default *

7.2 Remedies *

7.3 Standards for Determining Commercial Reasonableness *

8. EXPENSES AND INDEMNITIES *

8.1 Expenses *

8.2 Environmental Matters. *

9. MISCELLANEOUS. *

9.1 Examination of Records; Financial Reporting. *

9.2 Term; Termination. *

9.3 Recourse to Security; Certain Waivers *

9.4 No Waiver by FINOVA *

9.5 Binding on Successor and Assigns *

9.6 Severability *

9.7 Amendments; Assignments *

9.8 Integration *

9.9 Survival *

9.10 Evidence of Obligations *

9.11 Loan Requests *

9.12 Notices *

9.13 Brokerage Fees *

9.14 Disclosure *

9.15 Publicity *

9.16 Captions *

9.17 Injunctive Relief *

9.18 Counterparts; Facsimile Execution *

9.19 Construction *

9.20 Time of Essence *

9.21 Limitation of Actions *

9.22 Liability *

9.23 Notice of Breach by FINOVA *

9.24 Application of Insurance Proceeds *

9.25 Power of Attorney *

9.26 Governing Law; Waivers *

9.27 Mutual Waiver of Right to Jury Trial *

9.28 Lien Termination *

Exhibits

Exhibit A - Reporting Requirements

Exhibit 4.1 - Closing Agenda

Exhibit 5.5 - Intellectual Property

Exhibit 5.7 - Litigation

Exhibit 5.16 - Borrower Locations

Exhibit 6.1.16 - Bank Accounts

Exhibit 6.2.5 - Existing Guaranties

Exhibit 6.2.11 - Indebtedness

Exhibit 6.2.17 - Permitted Encumbrances

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (collectively with the Schedule to Loan Agreement (the "Schedule") attached hereto, the "Agreement") dated the date set forth on the cover page, is entered into by and between the borrower named on the cover page (jointly and severally, the "Borrower"), whose address is set forth on the cover page and FINOVA Capital Corporation ("FINOVA"), whose address is 355 South Grand Avenue, Los Angeles, California 90071.

  DEFINITIONS.

    Defined Terms

    . As used in this Agreement, the following terms have the definitions set forth below:

    "Abbott" means Abbott Laboratories Inc., an Illinois corporation.

    "Additional Sums" has the meaning set forth in Section 2.9(a) hereof.

    "Affiliate" means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an Affiliate with respect to Borrower and/or any Subsidiary of Borrower: any officer or director of Borrower or any Subsidiary of Borrower, any Material Shareholder (as defined below), member or Subsidiary of Borrower, and any other Person with whom or which Borrower has common Material Shareholders, officers or directors. As used herein, "Material Shareholder" shall mean any Person owning or controlling, directly or indirectly, in excess of 10% of the equity interests of Borrower or any Subsidiary of Borrower.

    "Agreement" has the meaning set forth in the preamble.

    "Applicable Usury Law" has the meaning set forth in Section 2.9(b) hereof.

    "Blocked Account(s)" means deposit accounts established for the benefit of, and under the exclusive dominion and control of FINOVA pursuant to an arrangement with such bank or financial institution as may be selected by Borrower and be acceptable to FINOVA.

    "Business Day" means any day on which commercial banks in both Los Angeles, California and Phoenix, Arizona are open for business.

    "Capital Expenditures" means all expenditures made and liabilities incurred in accordance with GAAP for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

    "Capital Lease" means any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

    "Cash Collateral" means cash and Cash Equivalents pledged to and under the exclusive dominion and control of FINOVA pursuant to the terms of the Control Agreement.

    "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within thirty (30) days from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of thirty (30) days or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States government; (d) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition; or (e) commercial paper of an issuer rated at least A-1 by Standard and Poor's Ratings Services or P-1 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within thirty (30) days from the date of acquisition.

    "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 51% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (c) except as provided in Section 6.2.20 hereof, Borrower shall cease to own and control at least ninety-five percent (95%) of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

    "Closing Date" means the date of the initial advance made by FINOVA pursuant to this Agreement.

    "Closing Fee" has the meaning set forth in the Schedule.

    "Code" means the Uniform Commercial Code as adopted and in effect in the State of Arizona from time to time.

    "Collateral" has the meaning set forth in Section 3.1 hereof.

    "Collateral Monitoring Fee" has the meaning set forth in the Schedule.

    "Compliance Certificate" has the meaning set forth in Section 9.1(b) hereof.

    "Control Agreement" means that certain Control Agreement among Borrower, FINOVA and Wells Fargo Bank, N.A. dated as or about the date hereof, as amended from time to time, pursuant to which Borrower shall, from time to time, deposit and maintain Cash Collateral pledged to and under the exclusive dominion and control of FINOVA to permit Borrower to receive Revolving B Credit Loans pursuant to Section 2.2.

    "Co-Promotion Agreement" means that certain Co-Promotion Agreement dated May 7, 1999 between Abbott and Borrower.

    "DDN" means DDN/Obergfel, LLC, a Wisconsin limited liability company.

    "DDN Distribution Agreement" means that certain Distribution Agreement dated as of January 19, 2000 between DDN and Borrower.

    "DDN Receivables" has the meaning set forth in Section 2.10(b).

    "Deposit Accounts" has the meaning set forth in Section 9105 of the Code.

    "Dilution" means with respect to Trade Receivables as a class, based on the experience of the immediately prior twelve (12) months, the result of dividing the dollar amount of (a) non-cash Receivables reductions, such as bad debt write-downs, discounts outside of the ordinary course of business, advertising outside of the ordinary course of business, returns, promotions, credits, or other dilution with respect to the Receivables by (b) Borrower's gross sales with respect to all Receivables (excluding extraordinary items) plus the dollar amount of clause (a).

    "Dilution Reserve" means a Loan Reserve established by FINOVA in an amount equal to the product of (x) the amount by which Dilution in respect of Borrower's Trade Receivables exceeds five percent (5%) (expressed as a percentage with one decimal place), based upon a twelve (12) month rolling average, or such other period as the Borrower and FINOVA shall agree, with such amount to be calculated based upon the results of each audit examination by FINOVA, multiplied by (y) the aggregate of Borrower's Eligible Trade Receivables then outstanding (based upon Borrower's monthly Collateral reports); which amount shall reduce the amount of Revolving A Credit Loans which would otherwise be available to Borrower under the formula set forth in Section 2.2 of the Schedule to this Agreement.

    "Dominion Account(s)" means depository accounts in the name of FINOVA at a bank or financial institution maintained by FINOVA for the receipt of collateral proceeds and payments.

    "Earnings Before Interest, Taxes, Depreciation and Amortization" for any fiscal period of Borrower means the net income of Borrower for such fiscal period, plus interest expense, depreciation and amortization and provision for income taxes for such fiscal period, and minus non-recurring miscellaneous income and expenses, all calculated in accordance with GAAP.

    "Eli Lilly" means Eli Lilly and Company, an Indiana corporation.

    "Eligible Inventory" means Inventory which FINOVA, in its Permitted Discretion, deems Eligible Inventory, based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in FINOVA's Permitted Discretion, such Inventory (i) consists of raw materials and finished goods, in good, new and salable condition which have at least six months of usable shelf life prior to the expiration date for use for manufacturing Borrower's products or sale for ultimate consumer use, (ii) is not obsolete, unmerchantable, slow moving, returned, damaged and/or defective, (iii) is not comprised of work in process, packaging materials or supplies; (iv) meets all standards imposed by any Governmental Authority; (v) conforms in all respects to the warranties and representations set forth herein; (vi) is at all times subject to FINOVA's duly perfected, first priority security interest; and (v) is situated at a location for which Borrower has delivered to FINOVA an executed landlord, bailee or related agreement, in form and substance acceptable to FINOVA. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall (I) Inventory situated at any Pharmacy Operation location or any location operated by Abbott or any of its Subsidiaries be Eligible Inventory; (II) any finished goods Inventory consisting of pharmaceutical products which have not yet received Regulatory Approval (provided that upon receipt of such Regulatory Approval, such Inventory will no longer be excluded under this clause II); or (III) Inventory consisting of any SangCya product be Eligible Inventory unless FINOVA shall have received an agreement with Abbott deemed acceptable to FINOVA in its sole discretion which provides FINOVA and its agents and/or assignees with a royalty free license and right to sell and/or dispose of all SangCya product and related inventory without payment to or restriction by Abbott or its assignees.

    "Eligible Receivable(s)" means collectively, the Eligible Trade Receivables and individually, any Eligible Trade Receivable.

    "Eligible Trade Receivables" means Trade Receivables arising in the ordinary course of Borrower's business from the sale of goods or rendition of services, which FINOVA, in its Permitted Discretion, shall deem eligible based on such considerations as FINOVA may from time to time deem appropriate. Without limiting the foregoing, a Trade Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Trade Receivable within a period of ninety (90) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than 25% of all outstanding Trade Receivables owed by it to Borrower within ninety (90) days after invoice date; (iii) the account debtor is an Affiliate of Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, "bill and hold," "COD" or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States or Ontario, Canada, unless the Trade Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to FINOVA; (vi) the account debtor is the United States or any department, agency or instrumentality thereof or any State, city or municipality of the United States, except to the extent that the requirements of Section 6.1.12 have been satisfied; provided, that notwithstanding the foregoing, no Trade Receivable owed to Borrower by the Veterans Administration will be deemed ineligible for failure to comply with the provisions of Section 6.1.12 hereof for a period of sixty (60) days from the Closing Date, it being understood and agreed that after such sixty (60) day period, all such Veterans Administration Trade Receivables shall become ineligible unless and until Borrower shall have so complied with the provisions of Section 6.1.12 hereof with respect to such Veterans Administration Trade Receivables; (vii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (viii) the account debtor's total obligations to Borrower exceed 15% of all Eligible Trade Receivables, to the extent of such excess; provided however, that with respect to each of McKessonHBOC, Bindley Western Industries, Inc. and Cardinal Health, Inc., such account debtor's total obligations to Borrower exceed 45% (or such higher percentage as FINOVA in its sole discretion shall determine) of all Eligible Trade Receivables, to the extent of such excess and that with respect to each of Bergen Brunswig Corporation and Amerisource Corporation, such account debtor's total obligations to Borrower exceed 25% (or such higher percentage as FINOVA in its sole discretion shall determine) of all Eligible Trade Receivables, to the extent of such excess; (ix) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (x) the amount thereof consists of late charges or finance charges; (xi) the amount thereof consists of a credit balance more than ninety (90) days past due; (xii) the face amount thereof exceeds $250,000, unless accompanied by evidence of shipment of the goods relating thereto satisfactory to FINOVA in its Permitted Discretion; (xiii) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Trade Receivable; (xiv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor; (xv) the amount thereof is denominated in or payable with any currency other than U.S. Dollars; (xvi) such Trade Receivable is not at all times subject to FINOVA's duly perfected first priority security interest; or (xvii) the account debtor is Abbott or any of its Subsidiaries.

    "Equipment" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

    "ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

    "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

    "Examination Fee" has the meaning set forth in the Schedule.

    "Excess Availability" means, as of the date of determination thereof, the amount by which the average daily total principal balance of the Revolving Credit Loans which Borrower would have been permitted to have outstanding over the prior 30 days (and as of the proposed date of any subject payment), based on the formulas and reserves set forth in the Schedule, exceeds the sum of the Revolving Credit Loans then actually outstanding, such excess then being reduced by an amount necessary to provide for the payment of all accounts payable of Borrower which are more than 30 days past due date and all book overdrafts.

    "FDA" means the U.S. Food and Drug Administration and any successor thereto.

    "FINOVA Affiliate" has the meaning set forth in Section 9.22 hereof.

    "Holding Account" means an account established in the name of Borrower at a bank or financial institution acceptable to FINOVA with respect to which FINOVA, Borrower and such bank or financial institution shall have entered into a depository account agreement or similar control agreement which shall provide FINOVA a security interest in such account and all amounts on deposit therein and, following the occurrence of any Event of Default, permit FINOVA to assume exclusive dominion and control over such account.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for the financial covenants set forth in this Agreement, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to FINOVA prior to the date hereof.

    "General Intangibles" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, Trademarks, Copyrights, Licenses and Patents, names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against FINOVA, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance), tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by an account debtor, all contractual rights, all rights under Provider Agreements, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

    "Governmental Authority" means any nation or government, governmental agency or instrumentality, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; including, without limitation, HCFA and state Medicaid administrative agencies.

    "Governmental Receivables" shall mean Receivables where the Payor is the United States of America, a state, or any agency or instrumentality thereof which is obligated to make any payments with respect to Medicare, Medicaid, or other Receivables representing amounts owing under any other program established by federal or state law which requires that payments for healthcare services or goods rendered to individuals be made to the providers of such services (including CHAMPUS as set forth in Title 10 U.S.C. Section 1071 et. seq., and the program set forth in Title 38 U.S.C. Section 1713).

    "Indebtedness" means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and (v) deferred tax liabilities.

    "Indebtedness for Borrowed Money" means without duplication, all Indebtedness: (i) in respect of borrowed money (including, without limitation, pursuant to the Loan Documents or any Capital Leases), (ii) evidenced by a note, debenture, or other like written obligation to pay money (including, without limitation, all interest on the Obligations), (iii) for the deferred purchase price of property (other than trade payables arising in the ordinary course of business), or (iv) in respect of obligations under conditional sales or other title retention agreements; and all guaranties of any or all of the foregoing.

    "Initial Term" has the meaning set forth on the Schedule.

    "Insurer" means any Person which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a non-profit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union which self-insures for employee or member health insurance, a prepaid healthcare organization, a preferred provider organization, group purchasing organization and a health maintenance organization. "Insurer" includes, without limitation, insurance companies issuing health, personal injury, worker's compensation or other types of insurance, corporations, hospitals and third party intermediaries but does not include any individual guarantors or employee benefit plans.

    "Inventory" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all documents of title or other documents representing them.

    "Inventory Loans" has the meaning set forth in the Schedule.

    "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

    "Lien" means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or title retention agreement.

    "Liquidity" means, as of the date of determination thereof, the amount by which the sum of (A) the average daily total principal balance of the Revolving Credit Loans which Borrower would have been permitted to have outstanding over the prior thirty (30) days (and as of the proposed date of any subject payment), based on the formulas and reserves set forth in this Agreement, and (B) all Unencumbered Cash of Borrower, exceeds the sum of the Revolving Credit Loans then actually outstanding, such excess then being reduced by an amount necessary to provide for the payment of all accounts payable of Borrower which are more than thirty (30) days past due date and all book overdrafts.

    "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower and payable to FINOVA, and any other present or future agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

    "Loan Party" means Borrower and each other Affiliate of Borrower party (other than FINOVA) to any Loan Document.

    "Loan Reserves" means, as of any date of determination, such amounts as FINOVA may from time to time establish and revise in its Permitted Discretion reducing the amount of Revolving Credit Loans which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by FINOVA in good faith, do or may materially affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Loan Party or (iii) the security interests and other rights of FINOVA in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect FINOVA's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Loan Party to FINOVA is or may have been materially incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which FINOVA determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Without in any way limiting the foregoing, the Loan Reserves shall include, without limitation, the Dilution Reserve and the Special Reserve.

    "Loan Year" means each twelve month period commencing on the Closing Date.

    "Loans" has the meaning set forth in Section 2.2 hereof.

    "Lock Box" has the meaning set forth in Section 2.10(b) hereof.

    "Lock Box Agreement" means an agreement between FINOVA and a financial institution acceptable to FINOVA governing a lockbox (and any related depository account) titled in the name of Borrower which shall provide FINOVA with a security interest in and exclusive domain and control over such lockbox (and/or any related depository account) and all cash and other items received or deposited therein. The terms of such Lock Box Agreement shall provide, inter alia, that until the occurrence of an Event of Default, FINOVA shall direct that all cash proceeds from such lockbox (and/or any related depository account) to be transferred to a Holding Account; provided that FINOVA, in its sole discretion, may, without notice, change such direction at any time after the occurrence of an Event of Default.

    "Material Judgement" shall mean any final judgment rendered against Borrower or any of its Subsidiaries which has not been bonded or stayed pending appeal and which (i) requires the payment of more than $250,000 by Borrower or its Subsidiaries (after deducting therefrom all amounts for which, in the reasonable opinion of FINOVA, applicable insurance coverage is then payable) and is not satisfied in full within thirty (30) days after entry, (ii) materially adversely affects the priority or value of FINOVA's liens on the Collateral, (iii) awards equitable relief enjoining or materially restricting Borrower's ability to acquire, produce and/or distribute any of its products, or (iv) results in a material and adverse affect on Borrower's and its Subsidiaries business, assets, operations, prospects or condition (financial or otherwise), taken as a whole.

    "Maximum Interest Rate" has the meaning set forth in Section 2.9(b) hereof.

    "Minimum Interest Charge" has the meaning set forth in the Schedule.

    "Minimum Liquidity Amount" shall mean for any date of determination an amount equal to 120% of the amount of Liquidity of Borrower required for compliance with the Liquidity covenant set forth in Section 6.1.13 of the Schedule to this Agreement.

    "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of Borrower or any ERISA Affiliate.

    "Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to FINOVA, whether evidenced by this Agreement, any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by FINOVA in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, Examination Fee, Collateral Monitoring Fee, Closing Fee, Termination Fee and any other fees or sums chargeable to Borrower hereunder or under any other agreement with FINOVA.

    "Overadvance" has the meaning set forth in Section 2.3.

    "Overline" has the meaning set forth in Section 2.3.

    "Payor" shall mean any Insurer, any Governmental Authority and any other Person that is responsible for payment for all or any portion of a Receivable.

    "PBGC" means the Pension Benefit Guarantee Corporation.

    "Permitted Discretion" means FINOVA's judgment exercised in good faith based upon its consideration of any factor which FINOVA believes in good faith: (i) will or could materially adversely affect the value of any Collateral, the enforceability or priority of FINOVA's liens thereon or the amount which FINOVA would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to FINOVA by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower, any Loan Party or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default. In exercising such judgment, FINOVA may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible Inventory, as well as any of the following: (i) the financial and business climate of the Borrower's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Receivables, (iii) changes in demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Receivables and/or Inventory, and (v) any other factors that change the credit risk of lending to the Borrower on the security of the Receivables and Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrower.

    "Permitted Encumbrance" means (i) Liens existing as of the Closing Date set forth on Exhibit 6.2.17 hereto; (ii) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment acquired by any Borrower in the ordinary course of business in which the vendor of such Equipment finances at least 75% of the invoiced cost of such Equipment and involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $250,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within sixty (60) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (iii) any other Liens or encumbrances which are expressly permitted by Section 3.10(a) hereof or which may be permitted by FINOVA in writing from time to time.

    "Permitted Liens" means any of the following Liens: (i) Liens in the Collateral granted to FINOVA; (ii) Liens for taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested diligently and in good faith by appropriate proceedings, and as to which Borrower has set aside reserves on its books in accordance with GAAP; (iii) statutory Liens, such as mechanic's, materialman's, warehouseman's, carrier's or other like Liens, incurred in good faith in the ordinary course of business, provided that the underlying obligations relating to such Liens are paid in the ordinary course of business, or are being contested diligently and in good faith by appropriate proceedings and as to which Borrower has set aside reserves on its books in accordance with GAAP, or the payment of which obligations are otherwise secured in a manner satisfactory to FINOVA; (iv) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of property and other title exceptions, in each case, that are acceptable to FINOVA; (v) Liens to secure payment of insurance premiums (a) to be paid in accordance with applicable laws in the ordinary course of business relating to payment of worker's compensation, or (b) that are required for the participation in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs; and (vi) Permitted Encumbrances.

    "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

    "Pharmacy Operation" means Borrower's "Transplant Pharmacy" operation which provides retail and mail-order distribution of pharmaceutical and related products and services and shall include the "PRA Stat" and "Crea Stat" product lines.

    "Pharmacy Subsidiary" has the meaning set forth in Section 6.2.20(i) hereof.

    "Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

    "Pledgors" has the meaning set forth in Section 4.1(cc) hereof.

    "Prepared Financials" means the balance sheets of Borrower as of December 31, 1998, and as of each subsequent date on which audited balance sheets are delivered to FINOVA from time to time hereunder, and the related statements of operations, changes in stockholders' equity and changes in cash flow for the periods ended on such dates.

    "Prime Rate" has the meaning set forth in the Schedule.

    "Prohibited Transaction" means any transaction described in ERISA Section 406 which is not exempt by reason of ERISA Section 408, and any transaction described in IRC Section 4975(c) which is not exempt by reason of IRC Section 4062(e).

    "Provider Agreements" means all agreements, certifications, reimbursement contracts, and other contracts and agreements required for or relating to the sale, distribution and/or provision of Borrower's products and/or services, whether now existing or hereafter issued to Borrower by, and/or entered into by Borrower with any Person.

    "Receivable Loans" has the meaning set forth on the Schedule.

    "Receivables" or "Receivable" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party. Receivables includes all accounts and general intangibles, all rights, remedies, guaranties, security interests and liens, all records (other than medical records, unless patient consents with respect thereto have been received) and other property evidencing any and all proceeds which relating to or are associated with such Receivables subject to the confidentiality rights under applicable law.

    "Regulated Inventory" shall have the meaning set forth in Section 7.3 hereof.

    "Regulatory Approval" means the FDA approval of the Abbreviated New Drug Application required by the FDA to commercially market a pharmaceutical product in the United States.

    "Renewal Term" has the meaning set forth on the Schedule.

    "Reportable Event" means a reportable event described in ERISA Section 4043 or the regulations thereunder for which notice to the PBGC is not waived under the applicable regulations, a withdrawal from a plan described in ERISA Section 4063, or a cessation of operations described in ERISA Section 4062(e).

    "Retained Rights" means, with respect to any Governmental Receivable (except to the extent the obligor thereon may be required, pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable Medicare and Medicaid laws, rules and regulations to make payments directly to a Person other than Borrower as the provider of the services giving rise thereto), the rights of Borrower to collect and receive direct payment from the Governmental Authority obligated in respect of such Governmental Receivable and, as applicable, to enforce the claim giving rise thereto against any federal Governmental Authority; provided, however, that even in the absence of such a court-ordered assignment, the "Retained Rights" shall not include the right of Borrower to retain the collections on any Government Receivable once payment thereon has been made to Borrower as the provider of the services giving rise thereto or to a lock-box or account under Borrower's dominion and control.

    "Revolving A Credit Loans" has the meaning set forth in the Schedule.

    "Revolving A Credit Limit" has the meaning set forth in the Schedule.

    "Revolving A Interest Rate" has the meaning set forth in the Schedule.

    "Revolving B Credit Loans" has the meaning set forth in the Schedule.

    "Revolving B Credit Limit" has the meaning set forth in the Schedule.

    "Revolving B Interest Rate" has the meaning set forth in the Schedule.

    "Revolving Credit Loans" shall mean collectively, the Revolving A Credit Loans and the Revolving B Credit Loans and, individually, any Revolving A Credit Loan or any Revolving B Credit Loans.

    "Rx Receivable" means a Receivable generated by Borrower pursuant to its Pharmacy Operation.

    "Schedule" has the meaning set forth in the preamble.

    "Self-Service Storage Facility" means the self-service storage facility operated by Door to Door Storage, Inc. in Union City, California where certain of the Collateral is stored.

    "Special Reserve" means (i) $5,000,000 at all times prior to the date on which Gengraf receives approval by the Federated Drug Administration ("FDA") for distribution in the United States (or, if earlier, the date on which Sang 2000 receives such FDA approval), (ii) $1,000,000 during the period from and after the date Gengraf receives FDA approval for distribution in the United States (or, if earlier, the date on which Sang 2000 receives such FDA approval), until FINOVA receives Borrower's financial statements evidencing that Borrower's Annualized EBITDA tested on a quarterly basis equals or exceeds $3,500,000 (such date, the "End Date") and (iii) zero ($0) from and after the End Date.

    "Start Date" has the meaning set forth in the Schedule.

    "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

    "Stock Pledge Agreements" has the meaning set forth in Section 4.1(cc) hereof.

    "Subordinated Debt" means unsecured liabilities of Borrower (including, without limitation, unsecured debt securities convertible into shares of common equity of Borrower), (a) the repayment of which is subordinated to the payment and performance of the Obligations, pursuant to a subordination arrangement acceptable to FINOVA, (b) having no principal amortization or sinking fund requirements; (b) having an expiry date not earlier than five (5) years from the date of issuance thereof; and (d) having terms and conditions which provide (x) the holders thereof only a default upon acceleration of the Obligations (but not upon the occurrence of a mere Event of Default) and (y) financial covenants which, if similar to those set forth in this Agreement, shall be set a levels at least 15% less restrictive than the levels set forth in this Agreement (it being understood that the foregoing restriction will not apply to the other financial covenants proposed in such Subordinated Debt which are not substantially similar to the financial covenants set forth in this Agreement).

    "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

    "Termination Fee" has the meaning set forth in Section 9.2(d) hereof.

    "Total Facility" has the meaning set forth in Section 2.1 hereof.

    "Trade Receivable" means any Receivable not constituting a Rx Receivable or a Governmental Receivable.

    "Trademarks, Copyrights, Licenses and Patents" means, as to Borrower or any of its Subsidiaries, all of such Person's right, title and interest in and to, whether now owned or hereafter acquired: (i) trademarks, trademark registrations, trade names, trade name registrations, and trademark or trade name applications, including without limitation such as are listed on the Schedule or any of the other Loan Documents, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, (d) all rights corresponding thereto throughout the world, and (e) the goodwill of the business operated by such Person connected with and symbolized by any trademarks or trade names; (ii) copyrights, copyright registrations and copyright applications, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, as the same may be amended from time to time, and (a) renewals thereof, (b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world; (iii) license agreements, including without limitation such as are listed on the Schedule attached hereto and made a part hereof, and the right to prepare for sale, sell and advertise for sale any inventory now or hereafter owned by such Person and now or hereafter covered by such licenses; and (iv) patents and patent applications, registered or pending, including without limitation such as are listed on the Schedule or any of the other Loan Documents, as the same may be amended from time to time, and (a) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (b) all income, royalties, shop rights, damages and payments with respect thereto, including without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

    "Trigger Event(s)" means the occurrence of any Event of Default or any event with the passage of time or the giving of notice or both would constitute an Event of Default.

    "Unused Line Fee" has the meaning set forth in the Schedule.

    "Unencumbered Cash" shall mean cash or Cash Equivalents of Borrower which are not subject to any Lien in favor of any Person or restricted in use in any way.

    Other Terms.

  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

  LOANS; INTEREST RATE AND OTHER CHARGES.

    Total Facility

    . Upon the terms and conditions set forth herein, FINOVA shall, upon Borrower's request, make advances to Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the "Total Facility") set forth on the Schedule hereto, subject to deduction for Loan Reserves as FINOVA deems proper from time to time in its Permitted Discretion, and less amounts FINOVA may be obligated to pay in the future on behalf of Borrower; provided, however, in no event shall any Revolving A Credit Loans be available to Borrower unless (i) Borrower shall have at all times Revolving B Credit Loans outstanding in a principal amount of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000), and (ii) Borrower shall have satisfied the conditions set forth in Section 1 of "Additional Provisions" in the Schedule. The Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

    Loans

    . Advances under the Total Facility ("Loans" and individually, a "Loan") shall be comprised of the amounts shown on the Schedule.

    Overlines; Overadvances

    . If at any time or for any reason the outstanding amount of advances extended or issued pursuant hereto exceeds any of the dollar limitations ("Overline") or percentage limitations ("Overadvance") in the Schedule, then Borrower shall, upon FINOVA's demand, immediately pay to FINOVA, in cash, the full amount of such Overline or Overadvance which, at FINOVA's option, may be applied to reduce the outstanding principal balance of the Loans or any other Obligations. Without limiting Borrower's obligation to repay to FINOVA on demand the amount of any Overline or Overadvance, Borrower agrees to pay FINOVA interest on the outstanding principal amount of any Overline or Overadvance, on demand, at the rate set forth on the Schedule and applicable to the Revolving Credit Loans.

    [Intentionally Omitted]

    Loan Account

    . All advances made hereunder shall be added to and deemed part of the Obligations when made. FINOVA may from time to time charge all Obligations of Borrower to Borrower's loan account with FINOVA.

    Interest; Fees

    . Borrower shall pay FINOVA interest on the daily outstanding balance of the Obligations at the per annum rate set forth on the Schedule. Borrower shall also pay FINOVA the fees set forth on the Schedule.

    Default Interest Rate

    . Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay FINOVA interest on the daily outstanding balance of the Obligations at a rate per annum which is four percent (4%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule.

    Examination Fee

    . Borrower agrees to pay to FINOVA the Examination Fee in the amount set forth on the Schedule in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof. Without limiting the generality of the foregoing, Borrower shall pay to FINOVA an initial Examination Fee in an amount equal to the amount set forth on the Schedule. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to FINOVA prior to the date of this Agreement.

    Excess Interest.

        The contracted for rate of interest of the loan contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth on the Schedule, calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applied to the amount of the Obligations in accordance with the provisions hereof; and (iii) all Additional Sums (as herein defined), if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The Examination Fee, attorneys fees, expert witness fees, Collateral Monitoring Fees, Closing Fees, Termination Fees, other fees, charges, goods, things in action or any other sums or things of value paid or payable by Borrower, whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction (collectively, the "Additional Sums"), shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

        It is the intent of the parties to comply with the usury laws of the State of Arizona (the "Applicable Usury Law"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "Maximum Interest Rate"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the loan evidenced hereby, or (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to Borrower, at FINOVA's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with such loan; and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to FINOVA from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, then to the extent not prohibited by the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

    Principal Payments; Proceeds of Collateral.

        Principal Payments. Except where evidenced by notes or other instruments issued or made by Borrower to FINOVA specifically containing payment provisions which are in conflict with this Section 2.10 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Loans shall be payable by Borrower to FINOVA immediately upon the earliest of (i) the receipt by FINOVA or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which FINOVA elects to accelerate the maturity and payment of such loans, or (iii) any termination of this Agreement pursuant to Section 9.2 hereof; provided, however, that any Overadvance or Overline shall be payable on demand pursuant to the provisions of Section 2.3 hereof.

        Collections. Until FINOVA notifies Borrower to the contrary and except with respect to the DDN Receivables (as defined below), Borrower may make collection of all Receivables for FINOVA by directing all account debtors, Payors and other third parties to remit all payments owing to Borrower to lockboxes subject to a Lock Box Agreement in favor of FINOVA (a "Lockbox") and/or a Holding Account. With respect to Receivables arising through sales of goods fulfilled by DDN (or any replacement thereto reasonably acceptable to FINOVA) under the DDN Distribution Agreement (or any replacement thereto reasonably acceptable to FINOVA) as to which DDN (or any such replacement thereof) is obligated to bill and collect as Borrower's agent (the "DDN Receivables"), if any, Borrower shall cause DDN (or any such replacement thereof) to remit all payments received from all account debtors directly to a Lockbox and/or to a Holding Account. In the event Borrower shall nevertheless directly receive any payments or other financial proceeds of any Collateral (other than for Governmental Receivables), Borrower shall receive all payments in trust for FINOVA and immediately deliver all payments to FINOVA in their original form as set forth below, duly endorsed in blank or cause the same to be deposited into a Holding Account and/or a Dominion Account or Blocked Account. FINOVA or its designee may, at any time, notify account debtors (other than Payors of Governmental Receivables) that the Receivables have been assigned to FINOVA and of FINOVA's security interest therein, and may collect the Receivables (other than any Governmental Receivable, unless pursuant to a valid court order) directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by FINOVA on account of the Obligations two (2) Business Days after receipt by FINOVA of good funds which have been finally credited to FINOVA's account, whether such funds are received directly from Borrower or from the Blocked Account bank or the Dominion Account bank, pursuant to Section 2.10(c) hereof, and this provision shall apply regardless of the amount of the Obligations outstanding or whether any Obligations are outstanding; provided, that if any such good funds are received after 12:00 p.m. noon (Los Angeles time) on any Business Day or at any time on any day not constituting a Business Day, such funds shall be deemed received on the immediately following Business Day. FINOVA is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to FINOVA in its Permitted Discretion and FINOVA may charge Borrower's loan account for the amount of any item of payment which is returned to FINOVA unpaid.

        Establishment of a Blocked Account or Dominion Account. Unless Borrower shall be otherwise directed by FINOVA in writing and except with respect to Governmental Receivables, Borrower shall cause all proceeds of Collateral to be deposited into one or more Holding Accounts from which Borrower shall each Business Day, cause such amounts on deposit therein to be remitted to a Blocked Account or Dominion Account for the benefit of FINOVA, which amounts, unless otherwise provided herein, shall be applied in payment of the Obligations as provided for herein; provided that if the outstanding balance of Obligations (other than the principal balance of Revolving B Credit Loans) shall be less than $100,000 and no Event of Default shall have occurred and be outstanding, Borrower need not remit such funds to FINOVA and may instead transfer such funds to any other account of Borrower. Except with respect to Governmental Receivables, all funds deposited in a Blocked Account or Dominion Account shall immediately become the sole property of FINOVA and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. FINOVA assumes no responsibility for any Blocked Account or Dominion Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, FINOVA may establish one or more Dominion Accounts and Borrower shall, as and when required herein, deposit all proceeds of Receivables and all cash proceeds of any sale of any other Collateral, or cause same to be deposited, in kind, in such Dominion Accounts of FINOVA in lieu of depositing same to Blocked Accounts, and all such funds shall be applied by FINOVA to the Obligations as provided herein.

        Governmental Receivables. It is the intent of the parties to comply with the laws and regulations of the United States under (i) 42 U.S.C. 1395u(b)(6) in connection with Medicare, (ii) 42 U.S.C. 1396a(a)(32) in connection with Medicaid, and (iii) 32 CFR 199.1 et. seq. in connection with CHAMPUS, and any other provisions affecting Governmental Receivables. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement or in any of the Loan Documents, in no event shall this Agreement or the Loan Documents require any pledge, action or other conduct to the extent they are violative of the aforementioned laws and regulations.

        Payments Without Deductions. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

        Collection Days Upon Repayment. In the event Borrower repays the Obligations in full at any time hereafter, such payment in full shall be credited (conditioned upon final collection) to Borrower's loan account two (2) Business Days after FINOVA's receipt thereof.

        Monthly Accountings. FINOVA shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by FINOVA), unless Borrower notifies FINOVA in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or omissions.

    Application of Collateral

    . Upon the occurrence and continuation of an Event of Default FINOVA shall have the right to apply or reverse and re-apply any and all payments to any portion of the Obligations in such order and manner as FINOVA shall determine in its Permitted Discretion. To the extent that Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA, and FINOVA may adjust the balance of the Loan as FINOVA, in its Permitted Discretion, deems appropriate under the circumstances.

    Application of Payments

  . (a) Except as otherwise provided in Section 2.11 above or as provided in Section 2.12(b) below, the amount of all payments or amounts received by FINOVA with respect to the Loan shall be applied to the extent applicable under this Agreement: (i) first, to accrued interest through the date of such payment, including any Default Interest; (ii) then, to any late fees, overdue risk assessments, Examination Fee and expenses, collection fees and expenses and any other fees and expenses due to FINOVA hereunder; and (iii) last, the remaining balance, if any, to the unpaid principal balance of the Loan; provided however, while an Event of Default exists under this Agreement, or under any other Loan Document, each payment hereunder shall be (x) held as cash collateral to secure Obligations relating to any contingent obligations arising under the Loan Documents and/or (y) applied to amounts owed to FINOVA by Borrower as FINOVA in its Permitted Discretion may determine. In calculating interest and applying payments as set forth above: (a) interest shall be calculated and collected through the date a payment is actually applied by FINOVA under the terms of this Agreement; (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Loan; and (d) to the extent that Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrower's benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA and FINOVA may adjust the Loan balances as FINOVA, in its Permitted Discretion, deems appropriate under the circumstances.

  (b) At all times prior to the occurrence and continuation of a Trigger Event, Borrower may only fund payments of principal of the Revolving B Credit Loans by either directing FINOVA to liquidate and apply Cash Collateral already on deposit in the Control Account to payment of such Obligations and/or by funding an additional amount of immediately available funds to FINOVA with specific instructions to apply the same to such Obligations. Upon the occurrence and during the continuation of a Trigger Event, FINOVA may, in its sole discretion, at any time, liquidate all or any of the Cash Collateral on deposit in the Control Account and apply the same to payment of the Obligations owing in respect of the Revolving B Credit Loans; provided that if such Trigger Event is also an Event of Default, FINOVA shall be further entitled to apply all or any portion of the Cash Collateral on deposit in the Control Account to payment of any and all Obligations in such order as FINOVA may elect in its sole discretion.

  SECURITY.

    Security Interest in the Collateral

    . To secure the payment and performance of the Obligations when due, Borrower hereby grants to FINOVA a first priority security interest (subject only to Permitted Encumbrances) in all of Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, life insurance policies and the proceeds thereof, Trademarks, Copyrights, Licenses and Patents, Investment Property (as defined in Section 9-115 of the Code), Provider Agreements and General Intangibles, including, without limitation, all of Borrower's Deposit Accounts, money, any and all property now or at any time hereafter in FINOVA's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records and computer data related to any of the foregoing (all of the foregoing, together with all other property in which FINOVA may be granted a lien or security interest, is referred to herein, collectively, as the "Collateral"); provided that in no event will any Receivables or other Collateral be deemed to include any of the Retained Rights.

    Perfection and Protection of Security Interest

    . Borrower shall, at its expense, take all actions requested by FINOVA at any time to perfect, maintain, protect and enforce FINOVA's first priority security interest and other rights in the Collateral and the priority thereof from time to time (subject only to Permitted Encumbrances), including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as FINOVA shall require, all in form and substance satisfactory to FINOVA, (ii) maintaining a perpetual inventory and complete and accurate inventory stock records, (iii) delivering to FINOVA appropriate documents as required by FINOVA covering any portion of the Collateral is kept in a warehouse, delivering to FINOVA warehouse receipts covering such Collateral and for which warehouse receipts are issued, and transferring Inventory to warehouses designated by FINOVA, (iv) delivering to FINOVA all letters of credit on which Borrower is named beneficiary. FINOVA may file, without Borrower's signature, one or more financing statements disclosing FINOVA's security interest under this Agreement. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of Borrower's agents or processors, Borrower shall notify such Person of FINOVA's security interest in such Collateral and, upon FINOVA's request, instruct them to hold all such Collateral for FINOVA's account subject to FINOVA's instructions. From time to time, Borrower shall, upon FINOVA's request, execute and deliver confirmatory written instruments pledging the Collateral to FINOVA, but Borrower's failure to do so shall not affect or limit FINOVA's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and FINOVA's obligation to make further advances hereunder has terminated, FINOVA's security interest in the Collateral shall continue in full force and effect.

    Preservation of Collateral

    . FINOVA may, in its Permitted Discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action to preserve the Collateral and charge the cost thereof to Borrower's loan account as an Obligation.

    Insurance

    . Borrower will maintain and deliver evidence to FINOVA of such insurance as is required by FINOVA, written by insurers, in amounts, and with lender's loss payee, additional insured, and other endorsements, satisfactory to FINOVA. All premiums with respect to such insurance shall be paid by Borrower as and when due. Accurate and certified copies of the policies shall be delivered by Borrower to FINOVA. If Borrower fails to comply with this Section, FINOVA may (but shall not be required to) procure such insurance and endorsements at Borrower's expense and charge the cost thereof to Borrower's loan account as an Obligation.

    Collateral Reporting; Inventory.

        Invoices. Borrower shall not re-date any invoice or sale from the original date thereof or make any claims for reimbursement or sales on extended terms beyond those customary in Borrower's industry, or otherwise extend or modify the term of any Receivable. If Borrower becomes aware of any matter adversely affecting any Receivable related to a particular invoice in dispute in excess of $25,000, including information affecting the credit of the account debtor thereon, Borrower shall promptly notify FINOVA in writing.

        Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, Borrower shall immediately deliver such instrument to FINOVA appropriately endorsed to FINOVA and, regardless of the form of any presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, Borrower shall remain liable thereon until such instrument is paid in full.

        Physical Inventory. Borrower shall conduct a physical count of the Inventory on an annual basis and promptly supply FINOVA with a copy of such accounts accompanied by a report of the value (calculated at the lower of cost or market value on a first in, first out basis) of the Inventory and such additional information with respect to the Inventory as FINOVA may request from time to time.

        Returns. For so long as no Event of Default has occurred and is continuing and subject to the provisions of Section 3.6(b), if any account debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a copy to FINOVA) in the appropriate amount. In the event any attempted return occurs after the occurrence of any Event of Default, Borrower shall (i) hold the returned Inventory in trust for FINOVA, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as FINOVA's property, and (iv) immediately notify FINOVA of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on FINOVA's request deliver such returned Inventory to FINOVA.

        Borrower shall not consign any Inventory.

    Receivables.

        Eligibility. (i) Borrower represents and warrants that each Receivable covers and shall cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and shall be for a liquidated amount and FINOVA's security interest shall not be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition other than in the ordinary course of Borrower's business but solely to the extent arising in connection with regular, periodic reviews of Borrower's collection history or billing as undertaken from time to time by Governmental Authorities. If any representation or warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then FINOVA may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that FINOVA shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder has terminated.

        (ii) FINOVA at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Receivables and Eligible Inventory, (ii) reduce the advance rates in the Schedule or restore such advance rates to any level equal to or below the advance rates set forth in the Schedule or (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Receivables" and "Eligible Inventory". FINOVA may but shall not be required to rely on the schedules and/or reports delivered to FINOVA in connection herewith in determining the then eligibility of Receivables and Inventory. Reliance thereon by FINOVA from time to time shall not be deemed to limit the right of FINOVA to revise advance rates or standards of eligibility as provided above. In determining whether to reduce the lending formula, FINOVA may consider events, conditions, contingencies or risks which are also considered in determining Eligible Receivables or Eligible Inventory, or in establishing Loan Reserves. The burden of establishing lack of good faith hereunder shall be on the Borrower.

        Disputes. Borrower shall notify FINOVA promptly of all disputes or claims and settle or adjust such disputes or claims at no expense to FINOVA, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by Borrower without FINOVA's consent, except for discounts, credits and allowances made or given in the ordinary course of Borrower's business. FINOVA may, at any time after the occurrence of an Event of Default, settle or adjust disputes or claims directly with account debtors for amounts and upon terms which FINOVA considers advisable in its reasonable credit judgment and, in all cases, FINOVA shall credit Borrower's loan account with only the net amounts received by FINOVA in payment of any Receivables.

    Equipment

    . Borrower shall keep and maintain the Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with Borrower's past practice, ordinary wear and tear excepted. Borrower shall not permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property.

    Other Liens; No Disposition of Collateral

    . Borrower represents, warrants and covenants that except for FINOVA's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by FINOVA in its Permitted Discretion from time to time in writing, (a) all Collateral is and shall continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever and (b) Borrower shall not, without FINOVA's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or all or any substantial part of any of its other assets (or any interest of Borrower therein), except for the sale of Inventory in the ordinary course of Borrower's business and the replacement of Equipment deemed by Borrower in good faith to be commercially obsolete to Borrower's business. In the event FINOVA gives any such prior written approval with respect to any such sale of Collateral, the same may be conditioned on the sale price being equal to, or greater than, an amount acceptable to FINOVA. The proceeds of any such sales of Collateral shall be remitted to FINOVA pursuant to this Agreement for application to the Obligations.

    Collateral Security

    . The Obligations shall constitute one loan secured by the Collateral. FINOVA may, in its Permitted Discretion, (i) exchange, enforce, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine, and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

    Special Intellectual Property Provisions

  . (a) FINOVA acknowledges that Abbott holds a security interest in and to the marketing rights for SangCya in the United States (the "Abbott Senior Collateral") and a nonexclusive royalty free license in certain of Borrower's Trademarks, Copyrights, Licenses and Patents which relate to the SangCya product. FINOVA and Borrower each hereby acknowledge and agree that notwithstanding any of the other terms set forth in this Agreement or any of the other Loan Documents (including, without limitation, the Patent Security Agreement and the Trademark Security Agreement), Borrower and/or its Subsidiaries may hereafter grant to other Persons not constituting Affiliate of Borrower or its Subsidiaries, in bona fide arms-length transactions, a security interest in Borrower's or any Subsidiaries' Trademarks, Copyrights, Licenses and Patents (collectively, the "Intellectual Property") which shall constitute Permitted Encumbrance on such Intellectual Property and rank senior in priority to the security interest of FINOVA in such Intellectual Property, if and only if the following conditions precedent are met: (i) FINOVA shall receive ten (10) Business Days prior written notice of the proposed grant of any security interest in any Intellectual Property including the reasons for such grant, a description of the proposed terms of such grant and, if then available, a copy of the proposed agreements under which such grant is to be effectuated, (ii) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default shall have occurred and be continuing, and (iii) prior to or concurrent with the grant of such security interest, FINOVA and the Person to which such grant of security interests shall have entered into an intercreditor agreement on terms and conditions acceptable to FINOVA pursuant to which (I) FINOVA shall acknowledge the senior priority of such Person's security interest in and to such of the Intellectual Property in which such Person is intended to have been granted a senior lien (but shall not agree any terms subordinating Obligations or restricting or limiting FINOVA from enforcing any of its rights and remedies against Borrower and/or any other Loan Party and (II) such Person shall grant to FINOVA and its designees and/or assignees, a non-exclusive royalty free right and license to use such Intellectual Property at all times from and after the occurrence of an Event of Default and in each and every location which such Person may be entitled to use the same, to complete or arrange for the completion of processing any raw materials or work in process into finished goods, or sell, liquidate or dispose of any raw materials, work in process or finished goods which, in each case, constitute Collateral.

  (b) FINOVA and Borrower each hereby acknowledge and agree that notwithstanding any of the other terms set forth in this Agreement or any of the other Loan Documents (including, without limitation, the Patent Security Agreement and the Trademark Security Agreement), Borrower and/or its Subsidiaries may hereafter enter into agreements with Persons not constituting Affiliate of Borrower or its Subsidiaries, in bona fide arms-length transactions, to sell, assign, exchange, license, contribute in a joint venture or otherwise transfer all or any part of the Intellectual Property (other than solely a security interest therein) to such Persons (each an "IP Assignment" and collectively, the "IP Assignments"), if and only if the following conditions precedent are met (collectively, the "IP Release Conditions"): (i) FINOVA shall receive ten (10) Business Days prior written notice of the proposed IP Assignment including (a) a description of the proposed terms thereof, (b) a copy of the documents, if then available, under which such IP Assignment is to be effectuated and (c) a certificate of the President or other senior financial officer of Borrower certifying the nature of products and/or services of Borrower and/or its Subsidiaries which are derived from or dependent in any way upon the Intellectual Property which is the subject of such IP Assignment and computing and stating the impact which the omission of all related Inventory and Receivables from eligibility for advances hereunder will have on the availability of Revolving A Credit Loans after giving effect to such proposed IP Assignment, (ii) FINOVA shall be satisfied that after omitting all Inventory which is derived from or dependent in any way upon the Intellectual Property which is the subject of such IP Assignment and all Receivables arising from the sale of any such Inventory, Borrower shall have Excess Availability of not less than $1.00 and (iii) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default shall have occurred and be continuing. Provided that each of the IP Release Conditions have been met with respect to a proposed IP Assignment, FINOVA shall, promptly upon the request of Borrower, execute and deliver such releases as may be reasonably necessary to release FINOVA's security interest in and to the Intellectual Property which is the subject of such IP Assignment.

  CONDITIONS OF CLOSING.

    Initial Advance

    . The obligation of FINOVA to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel, of each of the following conditions on or prior to the date set forth on the Schedule:

        Loan Documents. FINOVA shall have received each of the following Loan Documents: (i) the Agreement fully and properly executed by Borrower; (ii) promissory notes in such amounts and on such terms and conditions as FINOVA shall specify, executed by Borrower; (iii) such security agreements, intellectual property assignments, pledge agreements, mortgages and deeds of trust as FINOVA may require with respect to this Agreement, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (iv) such Blocked Account or Dominion Account agreements as it shall determine; and (v) such other documents, instruments and agreements in connection herewith as FINOVA shall require, executed, certified and/or acknowledged by such parties as FINOVA shall designate;

        Minimum Excess Availability. Borrower shall have Liquidity (without deducting from Excess Availability the Special Reserve) as of the Closing Date and not calculated on a thirty (30) day average under the Revolving Credit Loans of not less than $30,000,000, after giving effect to (i) the initial advance hereunder, (ii) any applicable Loan Reserves against borrowing availability under the Revolving Credit Loans, and (iii) payment in full of all of Borrower's accounts payable outstanding thirty (30) days or more from due date and all book overdrafts;

        [Intentionally Omitted];

        Charter Documents. FINOVA shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation or Operating Agreement and Certificate of Formation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

        Good Standing. FINOVA shall have received a certificate of corporate status with respect to Borrower, dated within a reasonable time prior to the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

        Foreign Qualification. FINOVA shall have received certificates of corporate status with respect to Borrower and each other Loan Party, each dated within a reasonable time prior to the Closing Date, issued by the Secretary of State of each jurisdiction in which such party's failure to be duly qualified or licensed would have a material adverse effect on its financial condition or assets, indicating that such party is in good standing;

        Authorizing Resolutions and Incumbency. FINOVA shall have received a certificate from the Secretary of Borrower and each Loan Party attesting to (i) the adoption of resolutions of such Loan Party's Board of Directors, and shareholders or members if necessary, authorizing the borrowing of money from FINOVA and execution and delivery of the Loan Documents to which such Loan Party is a party, and authorizing specific officers of Borrower to execute same, and (ii) the authenticity of original specimen signatures of such officers;

        Insurance. FINOVA shall have received the insurance certificates and certified copies of policies required by Section 3.4 hereof, in form and substance satisfactory to FINOVA and its counsel, together with an additional insured endorsement in favor of FINOVA with respect to all liability policies and a lender's loss payable endorsement in favor of FINOVA with respect to all casualty and business interruption policies, each in form and substance acceptable to FINOVA and its counsel;

        [Intentionally Omitted];

        Searches; Certificates of Title. FINOVA shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to FINOVA;

        Landlord, Bailee and Mortgagee Waivers. FINOVA shall have received landlord, bailee and/or mortgagee waivers from the lessors, bailees and/or mortgagees of Borrower's chief executive office, and, in the case of Collateral located at the Self-Service Storage Facility, (i) a copy of a fully executed and delivered letter from Borrower to Door to Door Storage, Inc. pursuant to which Borrower has designated FINOVA as an "Alternate Contact"; and (ii) a copy of a fully executed and delivered Request to Add an Authorized Agent form from Borrower to Door to Door Storage, Inc. pursuant to which Borrower has designated FINOVA as an "Authorized Agent";

        Fees. Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

        Opinion of Counsel. FINOVA shall have received an opinion of Borrower's counsel in form and substance satisfactory to FINOVA;

        Officer Certificate. FINOVA shall have received a certificate of the President and the Chief Financial Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

        Solvency Certificate. If requested, FINOVA shall have received a signed certificate of the Borrower's duly elected Chief Financial Officer concerning the solvency and financial condition of Borrower, on FINOVA's standard form;

        Lock Box, Dominion and Holding Accounts. The Lock Box, Dominion and Holding Accounts referred to in Section 2.10(c) hereof shall have been established with Silicon Valley Bank;

        [Intentionally Omitted].

        Environmental Certificate. FINOVA shall have received an Environmental Certificate from Borrower, in form and substance satisfactory to FINOVA in its discretion, with respect to all locations of Collateral;

        Search and References. FINOVA shall have received and approved the results of UCC, tax lien, litigation, judgment, and bankruptcy searches regarding Borrower and shall have received satisfactory customer, vendor and credit reference checks.

        Eli Lilly No Offset and Bailee Agreement. FINOVA shall have received a No Offset and Bailee Waiver Agreement executed by Eli Lilly and on terms and conditions satisfactory to FINOVA covering the Borrower's Inventory situated at Eli Lilly.

        Control Agreement. FINOVA shall have received a Control Agreement executed by Borrower and a financial institution acceptable and on terms and conditions satisfactory to FINOVA.

        DDN Agreement. FINOVA shall have received an agreement executed by DDN (and/or any party replacing DDN) and Borrower and pursuant to which, inter alia, DDN acknowledges FINOVA's lien rights in all collateral held or received by DDN, agrees to remit all proceeds of Receivables and sales of Collateral directly to the Holding Account or Dominion Account for the benefit of FINOVA and on terms and conditions satisfactory to FINOVA agrees to only take direction from FINOVA concerning the disposition of Collateral in its possession at all times after receiving written notice of an Event of Default.

        No Material Adverse Changes. Prior to the Closing Date, there shall have occurred no material adverse change in the financial condition of Borrower, or in the condition of the assets of Borrower and its Subsidiaries, from that shown on the financial statements for Borrower and its Subsidiaries dated September 30, 1999. At the closing, Borrower shall deliver to FINOVA an officer's certification confirming that Borrower is unaware of the existence of any such material adverse change in Borrower's or its Subsidiaries' financial condition as of the Closing Date.

        Projections. Borrower shall submit cash flow projections and pro forma balance sheet with adjusting entries (i) showing that the proposed financing will provide sufficient funds for the Borrower's projected working capital needs, and (ii) showing: (1) that the Borrower will have reasonably sufficient capital for the conduct of its business following the initial funding, and (2) that the Borrower will not incur debts beyond its ability to pay such debts as they mature.

        Material Agreements. FINOVA shall have received, reviewed and approved all material agreements to which Borrower shall be a party.

        Opinions. To the extent any Person other than Borrower shall be parties to the Loan Documents, FINOVA reserves the right to require satisfactory opinions of counsel for each such Person concerning the proper organization of such Person and the due authorization, execution, delivery, enforceability, validity and binding effect of the Loan Documents to which such Person is a party. Each such opinion of counsel shall confirm, to the satisfaction of FINOVA, that the opinion is being delivered to FINOVA at the instruction of the party represented by such counsel, that FINOVA is entitled to rely on such opinion and that for purposes of such reliance, FINOVA is deemed to be in privity with the opining counsel.

        Stock Pledge and Subsidiary Loan Documents. Borrower and/or its subsidiaries shall have executed and delivered a Stock Pledge Agreement of even date herewith ("Stock Pledge Agreement"), pledging in favor of FINOVA all of the issued and outstanding capital stock of Borrower's U.S. and French subsidiaries (including SangStat Atlantique) and SangStat Atlantique shall have executed and delivered a Stock Pledge Agreement pledging in favor of FINOVA not less than 100% of the issued and outstanding capital stock of IMTIX - SangStat S.A.S. FINOVA shall be in possession on the Closing Date of original stock certificates evidencing all shares of stock so pledged to FINOVA, and of undated stock Powers and Assignments Apart from Certificate, executed in blank by Borrower and SangStat Atlantique (the "Pledgors") with respect to all such shares together with such other agreements and instruments as may be necessary to create a first priority perfected pledge of such stock in favor of FINOVA. In addition, FINOVA shall have received such opinions of local French counsel regarding each of SangStat Atlantique and IMTIX - SangStat S.A.S. as FINOVA may reasonably request.

        Pending Litigation. FINOVA shall have received and found acceptable information and documents pertaining to all pending litigation to which Borrower is a party as of the Closing Date including, without limitation, all litigation with Novartis Pharmaceuticals.

        Schedule Conditions. Borrower shall have complied with all additional conditions precedent as set forth in the Schedule attached hereto.

        Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed and recorded and shall be in form and substance satisfactory to FINOVA and its counsel including, without limitation, each of the items listed on the Closing Checklist attached as Exhibit 4.1 hereto.

    Subsequent Advances

  . The obligation of FINOVA to make any advance (including the initial advance) shall be subject to the further conditions precedent that, on and as of the date of such advance: (a) the representations and warranties of Borrower set forth in this Agreement shall be accurate, before and after giving effect to such advance or issuance and to the application of any proceeds thereof; (b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof; (c) no material adverse change has occurred in the Borrower's business, operations, financial condition, in the condition of the Collateral or other assets of Borrower or in the prospect of repayment of the Obligations; and (d) FINOVA shall have received such other approvals, opinions or documents as FINOVA shall reasonably request. In addition to the foregoing conditions set forth above in clauses (a), (b), (c) and (d) of this Section 4.2, FINOVA's obligation to make any advances of Revolving B Credit Loans shall be further subject to the condition that no Trigger Event shall have occurred and be continuing.

  REPRESENTATIONS AND WARRANTIES.

  Borrower represents and warrants that:

    Due Organization

    . It is a corporation, duly organized, validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up, dissolve or otherwise liquidate its assets;

    Other Names

    . Borrower has not, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during such time;

    Due Authorization

    . The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of Borrower's Articles or Certificate of Incorporation, By-Laws, or any other organizational or governing documents, as applicable, or any other document, agreement or instrument to which Borrower is a party or by which Borrower or its assets are bound;

    Binding Obligation

    . Each of the Loan Documents to which Borrower is a party is the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms;

    Intangible Property

    . Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present and planned future conduct of its business without any known conflict with the rights of others (except as set forth on Exhibit 5.7 hereto), and each is valid and has been duly registered or filed with the appropriate Governmental Authorities; each of Borrower's U.S. licenses, patents, patent applications, copyrights, trademarks and trademark applications which have been registered or filed with any Governmental Authority (including the U.S. Patent and Trademark Office and the Library of Congress) are listed by name, date and filing number on the Schedule;

    Capital

    . Borrower has capital sufficient to conduct its business, is able to pay its debts as they mature, and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts);

    Material Litigation

    . Except as described on Exhibit 5.7 hereto, Borrower has no pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of FINOVA's interests therein;

    Title; Security Interests of FINOVA

    . Borrower has good, indefeasible and merchantable title to the Collateral and, upon the execution and delivery of the Loan Documents, the filing of UCC-1 Financing Statements, delivery of the certificate(s) evidencing any pledged securities, the filing of any collateral assignments or security agreements regarding Borrower, Trademarks, Copyrights, Licenses and/or Patents, if any, with the appropriate governmental offices and the recording of any mortgages or deeds of trust with respect to real property, in each case in the appropriate offices, this Agreement and such documents shall create valid and perfected first priority liens in the Collateral, subject only to Permitted Encumbrances;

    Restrictive Agreements; Labor Contracts

    . Borrower is not a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and it is not party to any labor dispute. In addition, no labor contract is scheduled to expire during the Initial Term of this Agreement, except as disclosed to FINOVA in writing prior to the date hereof;

    Laws

    . Borrower is not in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise, including without limitation any violation of the Fair Labor Standards Act, and Borrower specifically represents and warrants that it is not producing goods in violation of Federal minimum wage requirements;

    Consents

    . Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

    Defaults

    . Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

    Financial Condition

    . The Prepared Financials fairly present Borrower's financial condition and results of operations and those of such other Persons described therein as of the date thereof in accordance with GAAP; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial condition or operations since the date of the initial Prepared Financials delivered to FINOVA hereunder;

    ERISA

    . The Borrower and any Plans are in compliance in all material respects with the provisions of ERISA and the qualification requirements of IRC Section 401(a). Borrower has received no notice indicating that it or any Plan does not so comply. No notice of intent to terminate a Plan has been filed under ERISA Section 4041, nor has any Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Plan. No lien upon the assets of Borrower has arisen with respect to a Plan. No Prohibited Transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

    Taxes

    . Borrower has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable;

    Locations; Federal Tax ID No.

    Borrower's chief executive office and the offices and locations where it keeps the Collateral (except for Inventory in transit) are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to FINOVA in accordance with Section 6.1.4 hereof; Borrower's federal tax identification number is as shown on the Schedule;

    Business Relationships

    . There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted;

    Year 2000 Representations and Warranties

    . Borrower has taken all action necessary to assure that there will be no material adverse change to Borrower's business by reason of the advent of the year 2000, including without limitation that all computer-based systems, embedded microchips and other processing capabilities effectively recognize and process dates after December 31, 1999; and

    Performance and Other Bonds

    . Borrower represents that there are no performance bonds or other bonds posted as of the Closing Date, and that it has no plans or intent to post any such bonds after the Closing Date.

    Reaffirmations

  . Each request for a loan made by Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to FINOVA that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

  COVENANTS.

    Affirmative Covenants

    . Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

      Taxes

      . File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due;

      Notice of Litigation

      . Promptly notify FINOVA in writing of any litigation, suit or administrative proceeding which (x) asserts a claim for monetary damages in excess of $250,000 (whether or not covered by applicable insurance) or (y) assuming such litigation, suit or proceeding were adversely determined against Borrower, would constitute a Material Judgment;

      ERISA

      . Notify FINOVA in writing (i) promptly upon the occurrence of any Reportable Event with respect to a Plan, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and (ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets;

      Change in Location

      . Notify FINOVA in writing forty-five (45) days prior to any change in the location of Borrower's chief executive office or the location of any Collateral, or Borrower's opening or closing of any other place of business;

      Entity Existence

      . Maintain its corporate, limited liability company or partnership entity existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business;

      Labor Disputes

      . Promptly notify FINOVA in writing of any labor dispute to which Borrower is or may become subject and the expiration of any labor contract to which Borrower is a party or bound;

      Violations of Law

      . Promptly notify FINOVA in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower which may materially and adversely affect the Collateral or Borrower's business, assets, prospects, operations or condition, financial or otherwise;

      Defaults

      . Notify FINOVA in writing within five (5) Business Days of Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which Borrower is a party or by which Borrower is bound, or of any other default under any Indebtedness of Borrower for which the total amount of the obligation exceeds $100,000.

      Capital Expenditures

      . Promptly notify FINOVA in writing of the making of any Capital Expenditure materially affecting Borrower's business, assets, prospects, operations or condition, financial or otherwise, except to the extent permitted in the Schedule;

      Books and Records

      . Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP, reflecting all of its financial transactions;

      Leases; Warehouse Agreements

      . Provide FINOVA with (i) copies of all agreements between Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be located (whether for processing, storage or otherwise), and (ii) without limiting the landlord, bailee and/or mortgagee waivers to be provided pursuant to Section 4.1(k) hereof, additional landlord, bailee and/or mortgagee waivers in form acceptable to FINOVA with respect to all locations where any Collateral is hereafter located; provided however, that Borrower shall not be required to provide any landlord, bailee and/or mortgagee waivers for any location solely related to the Pharmacy Operation;

      Additional Documents

      . At FINOVA's request, promptly execute or cause to be executed and delivered to FINOVA any and all documents, instruments or agreements deemed necessary by FINOVA to facilitate the collection of the Obligations or the Collateral or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, and subject to the proviso at the end of subsection (vi) of the definition of "Eligible Trade Receivables" contained in this Agreement, if any of the Receivables (other than Receivables arising under Medicare or Medicaid) with a face value in excess of $1,000 arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, Borrower shall promptly notify FINOVA of such fact in writing and shall execute any instruments and take any other action required or requested by FINOVA to comply with the provisions of the Federal Assignment of Claims Act;

      Financial Covenants

      . Comply with the financial covenants set forth on the Schedule;

      Year 2000 Covenants

      . Take all action necessary to assure that there will be no material adverse change to Borrower's business by reason of the advent of the year 2000, including without limitation that all computer-based systems, embedded microchips and other processing capabilities effectively recognize and process dates after December 31, 1999. At FINOVA's request, Borrower shall provide to FINOVA assurance reasonably acceptable to FINOVA that Borrower's computer-based systems, embedded microchips and other processing capabilities are year 2000 compatible;

      Intangible Property

      . Borrower will notify FINOVA if it creates, purchases or otherwise receives any Trademarks, Copyrights, Licenses or Patents after the Closing Date and Borrower shall execute all additional Documents FINOVA deems necessary, in its Permitted Discretion, to properly grant a security interest in such Trademarks, Copyrights, Licenses and Patents to FINOVA, subject to the terms of Section 3.10 hereof;

      Bank Accounts

      . Borrower shall notify FINOVA in writing prior to establishing any bank account not listed on Exhibit 6.1.16 to the Schedule, and if requested by FINOVA, shall deliver to FINOVA an Assignment of Bank Accounts Agreement in form and substance satisfactory to FINOVA, acknowledged by the bank at which such account is to be established; and

      Minimum Loan Balances. Borrower shall at all times during the term of this Agreement maintain a minimum outstanding principal balance of Five Million Dollars ($5,000,000) with respect to the Revolving Credit B Loan; provided, however, that no Event of Default shall occur as a result of Borrower's failure to comply with this Section 6.1.17. It is understood and agreed by the parties that FINOVA's sole remedy for Borrower's failure to comply with this Section 6.1.17 shall be Borrower's payment of the Minimum Interest Charge set forth in Section 2.6 of the Schedule.

    Negative Covenants

    . Without FINOVA's prior written consent, so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not:

      Mergers and Acquisitions

      . Make any material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations, or merge or consolidate with any other Person or acquire all or any substantial portion of the assets of any other Person;

      Loans and Investments

      . Make advances, loans or extensions of credit to, or invest in, any Person, except for loans or cash advances to employees which are permitted in the Schedule; provided however, that notwithstanding the foregoing, Borrower may make intercompany advances, loans or extensions of credit to its Subsidiaries so long as the following conditions are satisfied at the time of any such advance: (i) no Event of Default has occurred is continuing, and (ii) Borrower shall have Liquidity of at least the Minimum Liquidity Amount;

      Dividends

      . Declare or pay cash dividends upon any of its stock or, subject to the provisions of Section 6.2.20 hereof, distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock; provided however, that notwithstanding the foregoing, Borrower may, upon termination of the employment of any employee, repurchase stock from such employee pursuant to employee benefit plans or other agreements of employment so long as the following conditions are satisfied at the time of any such repurchase: (i) no Event of Default has occurred and is continuing, (ii) Borrower shall have Liquidity of at least the Minimum Liquidity Amount, and (iii) such repurchase, together with the aggregate amount of all such repurchases in any Fiscal Year of Borrower, is not greater than $250,000;

      Adverse Transactions

      . Enter into any transaction which materially and adversely affects the Collateral or its ability to repay the Obligations in full as and when due;

      Indebtedness of Others

      . Guarantee or become directly or contingently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit and except for the existing guarantees made by Borrower prior to the date hereof, if any, which are set forth in the Schedule;

      Repurchase

      . Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis;

      Name

      . Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth on the Schedule;

      Prepayment

      . Prepay any Indebtedness other than trade payables and other than the Obligations;

      Capital Expenditure

      . Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower in any fiscal year would exceed the amount set forth on the Schedule;

      Compensation

      . Pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) in an amount in excess of the amount set forth on the Schedule;

      Indebtedness

      . Create, incur, assume or permit to exist any Indebtedness (including Indebtedness in connection with Capital Leases) in excess of the amount set forth on the Schedule, other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, and (iii) other Indebtedness existing on the date of this Agreement and set forth on Exhibit 6.2.11 hereto (except Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder), and (iv) Subordinated Debt;

      Affiliate Transactions

      . Except as set forth below and subject to the provisions of Section 6.2.20 hereof, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, Borrower may pay compensation permitted by Section 6.2.10 to employees who are Affiliates and, if no Event of Default has occurred, Borrower may engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to FINOVA and which are no less favorable to Borrower than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate;

      Nature of Business

      . Enter into any new business or make any material change in any of Borrower's business objectives, purposes or operations;

      FINOVA's Name

      . Use the name of FINOVA in connection with any of Borrower's business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower, solely for credit reference purposes;

      Margin Security

      . Engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), nor permit proceeds of any Loan or other advance to be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or in any manner which might cause such Loan or other advance or the application of such proceeds to violate (or require any regulatory filing under) Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, in each case as in effect on the date or dates of such Loan or other advance and such use of proceeds. Further, no proceeds of any Loan or other advance will be used to acquire any security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934;

      Real Property

      . Purchase or acquire any real property without FINOVA's prior written consent, a condition of which consent shall include delivery of appropriate environmental reports and analysis, in form and substance satisfactory to FINOVA and its counsel;

      Liens

      . Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except Permitted Liens;

      Change in Fiscal Year; Auditors

      . Change or permit any Subsidiary to change the commencement or ending date of its fiscal year or retain the independent public auditors for purposes of preparing the Borrower's audited financial statements which are different than those retained by Borrower and its Subsidiaries at the time of the Closing Date, in each case, without receiving the prior written consent of FINOVA; or

      Subordinated Documents in Certain Material Agreements

      . Permit the amendment or modification of (i) any of the documents or instruments evidencing the Subordinated Debt or (ii) the Co-Promotion Agreement unless the prior written consent of FINOVA has first been obtained.

      Pharmacy Operation

      . Notwithstanding anything to the contrary contained in this Agreement and subject to receiving the prior written consent of FINOVA (which shall not be unreasonably withheld or delayed so long as the requirements set forth below are met), Borrower may: (i)  cause assets relating solely to the Pharmacy Operation to be contributed to a Subsidiary (the "Pharmacy Subsidiary"), and promptly thereafter (subject to the existence of favorable market conditions, as reasonably determined by Borrower) conduct an initial public offering or other sale of equity interests in such Pharmacy Subsidiary and/or spin-off such Subsidiary as a dividend to existing shareholders of Borrower's Stock, or (ii)  cause assets relating solely to the Pharmacy Operation to be sold or assigned for fair market value in a bona fide arms-length transaction with a Person not constituting an Affiliate of Borrower, in each case, only if the following conditions are satisfied: (a) Borrower shall have provided FINOVA with not less than thirty (30) days prior written notice thereof, together with copies of the proposed documentation relating thereto, and FINOVA shall have determined in good faith that only assets relating exclusively to the Pharmacy Operation are the subject of the proposed transaction; and (b) no Event of Default shall then be outstanding or shall result from giving effect to such proposed transaction. In the event a Pharmacy Subsidiary is established in accordance with the terms set forth above and No Event of Default shall have occurred and remain continuing, Borrower shall have no obligation under this Agreement or any other Loan Document to pledge the Stock of such Pharmacy Subsidiary or cause such Pharmacy Subsidiary to grant a guarantee and/or a lien in favor of FINOVA to secure the Obligations. If an Event of Default shall have occurred and be continuing, and no initial public offering and/or spin-off shall have yet occurred with respect to the Transplant Subsidiary, Borrower shall, promptly upon FINOVA's written request, cause the Pharmacy Subsidiary to execute such guaranty and security agreements with respect to the Obligations as FINOVA may request and pledge all outstanding Stock of the Transplant Subsidiary owned by Borrower or any other Subsidiary of Borrower to FINOVA to secure the Obligations.

      Self-Service Storage Facility.

  Change or otherwise modify the designation of FINOVA as an "Authorized Agent" and a "Alternate Contact" in connection with the Self-Service Storage Facility; provided, however, that so long as no Event of Default shall have occurred or is continuing, FINOVA agrees that it shall not remove the Collateral located therein or terminate the account associated therewith.

  DEFAULT AND REMEDIES.

    Events of Default

    . Any one or more of the following events shall constitute an Event of Default under this Agreement:

        Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

        Borrower or any other Loan Party fails or neglects to perform, keep, or observe any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in any Loan Document to which Borrower or such other Loan Party is a party;

        Any material adverse change occurs in Borrower's business, assets, operations, prospects or condition, financial or otherwise, as determined by FINOVA in its Permitted Discretion;

        The value or priority of FINOVA's security interest in the Collateral is materially impaired, as determined by FINOVA in its Permitted Discretion;

        Any portion of Borrower's assets in excess of $100,000 is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer;

        Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of Borrower;

        Any bankruptcy or other insolvency proceeding is commenced by Borrower, or any such proceeding is commenced against Borrower and remains undischarged or unstayed for forty- five (45) days;

        Any notice of lien, levy or assessment is filed of record with respect to any portion of Borrower's assets and Borrower fails to remove such lien, levy or assessment in excess of $250,000 within ten (10) Business Days of learning of same, provided however, that if FINOVA determines in its Permitted Discretion that such lien, levy or assessment cannot be removed within such time period and that Borrower has meritorious defenses to such action, then it will not be an Event of Default so long as Borrower, within the ten (10) Business Day time period, commences and thereafter diligently pursues its removal;

        Any Material Judgment is entered against Borrower or any Loan Party;

        Any default shall occur under (i) any material agreement between Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any Indebtedness of Borrower to such third party, but only so long as such default is likely to result in damages of $250,000 or more, or (ii) any Subordinated Debt;

        Except as expressly set forth in Sections 5.18(a), (b) and (c) hereof with respect to certain types of violations of such sections, any representation or warranty made or deemed to be made by Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to FINOVA in connection therewith shall prove to have been misleading in any material respect;

        Any Loan Party breaches or violates, terminates or attempts to terminate any Loan Document delivered in connection herewith;

        Any of the following which could have a material adverse effect on the financial condition of Borrower; any Prohibited Transaction or Reportable Event shall occur with respect to a Plan; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency in any Plan, whether or not waived; or

        The Co-Promotion Agreement shall have been terminated, revoked or cancelled for any reason; and

        Any Change of Control shall occur.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FINOVA RESERVES THE RIGHT TO CEASE MAKING ANY ADVANCES OR LOANS IF AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING.

    Remedies

    . Upon the occurrence of an Event of Default, FINOVA may, at its option and in addition to all of its other rights under the Loan Documents, cease making Loans, terminate this Agreement and/or declare all of the Obligations to be immediately payable in full. Borrower agrees that FINOVA shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and upon the occurrence of an Event of Default Borrower hereby consents to the appointment of a receiver by FINOVA in any action initiated by FINOVA pursuant to this Agreement and to the jurisdiction and venue set forth in Section 9.26 hereof, and Borrower waives notice and posting of a bond in connection therewith. Further, FINOVA may, at any time, take possession of the Collateral and keep it on Borrower's premises, at no cost to FINOVA, or remove any part of it to such other place(s) as FINOVA may desire, or Borrower shall, upon FINOVA's demand, at Borrower's sole cost, assemble the Collateral and make it available to FINOVA at a place reasonably convenient to FINOVA. FINOVA may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as FINOVA deems advisable, at FINOVA's discretion, and may, if FINOVA deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Borrower agrees that FINOVA has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. FINOVA is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to FINOVA's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least five (5) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as FINOVA shall elect. FINOVA shall return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

    Standards for Determining Commercial Reasonableness

  . Borrower and FINOVA agree that the following conduct by FINOVA with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by FINOVA, including, but not limited to, FINOVA's use of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition: (i) as to which on no later than the fifth calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and, with respect to any public disposition, on no later than the fifth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that no notice of any public or private disposition need be given to the Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by FINOVA, with or without the Collateral being present; and (iii) which commences at any time between 8:00 a.m. and 5:00 p.m. Without limiting the generality of the foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for FINOVA to direct any prospective purchaser thereof to ascertain directly from Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor. Without limiting any of the other provisions set forth herein or in any other Loan Document, Borrower acknowledges and agrees that upon the occurrence and during the continuation of any Trigger Event, FINOVA shall no longer have any obligation to fund any advances of Revolving B Credit Loans, may, without notice, liquidate and apply all or any portion of the Cash Collateral to payment of the Obligations owing in respect of Revolving B Credit Loans; provided that if such Trigger Event is also an Event of Default, FINOVA shall be further entitled to apply all or any portion of the Cash Collateral on deposit in the Control Account to payment of any and all Obligations in such order as FINOVA may elect in its sole discretion. Borrower acknowledges and agrees that FINOVA, in addition to all of its other rights and remedies under the Loan Documents or under applicable law, may, in its sole discretion, at anytime from and after the occurrence of an Event of Default, appoint a licensed collateral agent or assign a portion of its rights under the Loan Documents with respect to any Inventory subject to regulation under applicable state or federal law ("Regulated Inventory") to a licensed distributor for repossessing, foreclosing upon, selling or disposing of all or any portion of such Regulated Inventory. Given the fact that certain of the Inventory is Regulated Inventory, Borrower acknowledges that FINOVA and/or its designees or assignees may experience greater difficulty and higher expense in arranging for the realization of FINOVA's (or its assignee's) Lien rights with respect to such Regulated Inventory and/or the sale or other disposition of the same and agrees that all such additional costs and expenses incurred by FINOVA shall be subject to reimbursement under Section 8.1 of this Agreement.

  EXPENSES AND INDEMNITIES

    Expenses

    . Borrower covenants that, so long as any Obligation remains outstanding and this Agreement remains in effect, it shall promptly reimburse FINOVA for all costs, fees and expenses incurred by FINOVA in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such costs, fees and expenses as FINOVA shall incur or for which FINOVA shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and FINOVA's security interest therein, including, without limitation, the defense or prosecution of any action involving FINOVA and Borrower or any third party, (iv) enforcement of any of FINOVA's rights and remedies with respect to the Obligations or Collateral and (v) consultation with FINOVA's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed or the issues are peculiar to federal bankruptcy or state insolvency laws. Borrower shall also pay all FINOVA charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with FINOVA's schedule of bank and administrative fees and charges in effect from time to time.

    Environmental Matters.

  The Environmental Certificate dated on or about the date of this Agreement is incorporated herein for all purposes as if fully stated in this Agreement.

  MISCELLANEOUS.

    Examination of Records; Financial Reporting.

        Examinations

        . FINOVA shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral (consistent with the State and Federal laws regarding patient confidentiality); provided however, that if no Event of Default has occurred and is continuing, FINOVA shall give reasonable prior notice to Borrower of any such examination. Borrower shall deliver to FINOVA any instrument necessary for FINOVA to obtain records from any service bureau maintaining records for Borrower. All instruments and certificates prepared by Borrower showing the value of any of the Collateral shall be accompanied, upon FINOVA's request, by copies of related purchase orders and invoices and records relating to the applications of collections of Rx Receivables (including Misdirected Payments). FINOVA may, at any time upon the occurrence and during the continuation of an Event of Default, and after any cure period has expired, remove from Borrower's premises Borrower's books and records (or copies thereof) or require Borrower to deliver such books and records or copies to FINOVA. FINOVA may, without expense to FINOVA, use such of Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing FINOVA's security interest.

        Reporting Requirements

    . Borrower shall furnish FINOVA, upon request, such information and statements as FINOVA shall request from time to time regarding Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, Borrower shall provide FINOVA with the information set forth on Exhibit A attached hereto.

    Term; Termination.

        Term

        . The Initial Term of the Revolving Credit Loans facility and the obligation of FINOVA to make advances with respect thereto in accordance with this Agreement shall be as set forth on the Schedule, and if the parties hereto shall so agree in writing, the Revolving Credit Loans facility and this Agreement shall be renewed for one or more Renewal Term(s) as set forth in the Schedule, unless earlier terminated as provided herein.

        Prior Notice

        . Each party shall have the right to terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party written notice not less than sixty (60) days prior to the effective date of such termination, by registered or certified mail.

        Payment in Full

        . Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

        Early Termination; Termination Fee

    . In addition to the procedure set forth in Section 9.2(b), Borrower may terminate this Agreement at any time but only upon sixty (60) days' prior written notice and prepayment of the Obligations. Upon any such early termination by Borrower or any termination of this Agreement by FINOVA upon the occurrence of an Event of Default, then, and in any such event, Borrower shall pay to FINOVA upon the effective date of such termination a fee (the "Termination Fee") in an amount equal to the amount shown on the Schedule.

    Recourse to Security; Certain Waivers

    . All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

    No Waiver by FINOVA

    . Neither FINOVA's failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between FINOVA and Borrower nor any delay by FINOVA in exercising the same shall operate as a waiver. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing by FINOVA as herein provided. No waiver by FINOVA shall be effective unless in writing and then only to the extent stated. No waiver by FINOVA shall affect its right to require strict performance of this Agreement. FINOVA's rights and remedies shall be cumulative and not exclusive.

    Binding on Successor and Assigns

    . All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind FINOVA's and Borrower's respective representatives, successors and assigns.

    Severability

    . If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

    Amendments; Assignments

    . This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and FINOVA. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to FINOVA's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, FINOVA's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, FINOVA may disclose all documents and information which FINOVA now or hereafter may have relating to Borrower or Borrower's business. To the extent that FINOVA assigns its rights and obligations hereunder to a third party, FINOVA shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

    Integration

    . This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

    Survival

    . All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

    Evidence of Obligations

    . Each Obligation may, in FINOVA's discretion, be evidenced by notes or other instruments issued or made by Borrower to FINOVA. If not so evidenced, such Obligation shall be evidenced solely by entries upon FINOVA's books and records.

    Loan Requests

    . Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to FINOVA on or prior to 11:00 a.m., Los Angeles time, on the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's operating account set forth on the Schedule.

    Notices

    . Any written notice, consent or other communication provided for in this Agreement shall be delivered personally (effective upon delivery), via facsimile (effective upon confirmation of transmission), via overnight courier (effective the next Business Day after dispatch if instructed to deliver on next Business Day) or via U.S. Mail (effective 3 days after mailing, postage prepaid, first class) to each party at its address(es) and/or facsimile number(s) set forth below its signature, or to such other address as either party shall specify to the other in writing from time to time.

    Brokerage Fees

    . Borrower represents and warrants to FINOVA that, except for a fee to Reedland Capital in an amount not to exceed $450,000 and the grant of certain warrant rights for 50,000 shares of Borrower's common stock (for which the Borrower shall be solely liable), with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold FINOVA harmless against any and all such claims.

    Disclosure

    . No representation or warranty made by Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to FINOVA in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of Borrower.

    Publicity

    . Subject to the prior written approval of Borrower, such approval not to be unreasonably withheld or delayed, FINOVA is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

    Captions

    . The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

    Injunctive Relief

    . Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to FINOVA. Therefore, FINOVA, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

    Counterparts; Facsimile Execution

    . This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

    Construction

    . The parties acknowledge that each party and its counsel have reviewed this Agreement and have participated jointly in the negotiations and drafting of this Agreement and hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

    Time of Essence

    . Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement.

    Limitation of Actions

    . Borrower agrees that any claim or cause of action by Borrower against FINOVA, or any of FINOVA's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by FINOVA, or by FINOVA's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of FINOVA or any other Person authorized to accept service of process on behalf of FINOVA, within 30 days thereafter. Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of FINOVA. This provision shall survive any termination of this Loan Agreement or any other agreement.

    Liability

    . Neither FINOVA nor any FINOVA Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if FINOVA has been advised of the possibility of such damages. Neither FINOVA, nor any FINOVA Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of FINOVA, or any FINOVA Affiliate. "FINOVA Affiliate" shall mean FINOVA's directors, officers, employees, agents, attorneys or any other Person or entity affiliated with or representing FINOVA.

    Notice of Breach by FINOVA

    . Borrower agrees to give FINOVA written notice of (i) any action or inaction by FINOVA or any attorney of FINOVA in connection with any Loan Documents that may be actionable against FINOVA or any attorney of FINOVA or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within thirty (30) days) after Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense, Borrower shall not assert, and Borrower shall be deemed to have waived, any claim or defense arising therefrom.

    Application of Insurance Proceeds

    . The net proceeds of any casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection, shall be applied, at FINOVA's option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to FINOVA, or toward payment of the Obligations. Any proceeds applied to the payment of Obligations shall be applied as set forth herein. In no event shall such application relieve Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof. Notwithstanding the foregoing to the contrary, absent an Event of Default, in the event that the total loss is less than $250,000, Borrower shall have the option of repairing or replacing the damages or destroyed Collateral with equivalent replacement Collateral.

    Power of Attorney

    . Borrower appoints FINOVA and its designees as Borrower's attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into FINOVA's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers or Payors, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or Payors or account debtors; to send requests for verification of Receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by FINOVA and to open and dispose of all mail addressed to Borrower; and to do all other things FINOVA deems necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither FINOVA nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attorney. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder shall have terminated

    Governing Law; Waivers

    . THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ENFORCEMENT OF THE OBLIGATIONS, SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF FINOVA, IN ANY OTHER COURT IN WHICH FINOVA SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. BORROWER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MESSENGER, CERTIFIED MAIL OR REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS SET FORTH BELOW ITS SIGNATURE HERETO AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO BORROWER'S ADDRESS; BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

    Mutual Waiver of Right to Jury Trial

    . FINOVA AND BORROWER EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (I) THIS AGREEMENT; (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN FINOVA AND BORROWER; OR (III) ANY CONDUCT, ACTS OR OMISSIONS OF FINOVA OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH FINOVA OR BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

    Lien Termination

. In recognition of FINOVA's right to have all of its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding the payment in full of the Obligations, FINOVA shall not be required to execute or record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrower has executed and delivered to FINOVA general releases of all claims, in form and substance satisfactory to FINOVA.

DO NOT TAKE OUT THIS CONTINUOUS SECTION BREAK -

[SIGNATURE PAGE FOLLOWS]

Borrower:

SANGSTAT MEDICAL CORPORATION

Fed. Tax ID # 94-3076069

By: /s/ Steven G. Dance

Title: Senior Vice President, Finance

Borrower's address for notices:

6300 Dumbarton Circle
Fremont, CA 94555
Attn: Stephen Dance
acsimile: (510) 789-4203

FINOVA:

FINOVA CAPITAL CORPORATION

By /s/ Ronald S. Montgomery

Title: Vice President

FINOVA's address for notices:

FINOVA Capital Corporation
355 South Grand Avenue
Suite 2400
Los Angeles, CA 90071
Attn: Ronald Vanek & Portfolio Manager

Facsimile: (213) 625-2486

with a copy to: FINOVA Capital Corporation 4800 North Scottsdale Road Scottsdale, AZ 85251-7623 Attn: Joseph D'Amore Facsimile: (480) 636-4937

Schedule to
Loan and Security Agreement

Borrower: SangStat Medical Corporation
Address: 6300 Dumbarton Circle
Fremont, CA 94555

Date: April  , 2000

This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and FINOVA Capital Corporation dated the above date, and all references herein and therein to "this Agreement" shall be deemed to refer to said Agreement and to this Schedule.

TOTAL FACILITY (SECTION 2.1):

$30,000,000

LOANS (SECTION 2.2):

Revolving A Credit Loans: A revolving line of credit available to the Borrower, so long as all applicable conditions precedent set forth in Section 4.2 of the Agreement, are met consisting of loans against Borrower's Eligible Receivables ("Receivable Loans") and against Borrower's Eligible Inventory ("Inventory Loans") (the Receivable Loans and the Inventory Loans shall be collectively referred to as the "Revolving A Credit Loans") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

(a) Fifteen Million Dollars ($15,000,000) (the "Revolving A Credit Limit"), less the Dilution Reserve, the Special Reserve and, without duplication, any other Loan Reserves, or

(b) the sum of

(i) an amount equal to 85% of the net amount of Eligible Trade Receivables; plus

(ii) an amount not to exceed the lesser of:

(A) the sum of (I) 25% of the value of Borrower's Eligible Inventory consisting of raw materials and (II) 35% of the value of Borrower's Eligible Inventory consisting of finished goods, in each case, calculated at the lower of cost or market value and determined on a first-in, first-out basis, or

(B) $7,000,000; less

(iii) the Dilution Reserve, the Special Reserve and, without duplication, any other Loan Reserves;

provided, however, in no event shall any Revolving A Credit Loans be available to Borrower unless (i) Borrower shall have at all times Revolving B Credit Loans outstanding in a principal amount of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000), and (ii) the Dominion Account shall have been established at Silicon Valley Bank pursuant to an agreement satisfactory to FINOVA.

Revolving B Credit Loans: A revolving line of credit available to the Borrower, so long as all applicable conditions precedent set forth in Section 4.2 of the Agreement are met, consisting of loans against Cash Collateral (the "Revolving B Credit Loans") in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below:

(a) Fifteen Million Dollars ($15,000,000) (the "Revolving B Credit Limit"), less any Loan Reserves (other than the Dilution Reserve or the Special Reserve and without duplication of any other Loan Reserve which has been already applied to reduce loan availability under the Revolving A Credit Loans), or

(b) an amount equal to 100% of Cash Collateral, less any Loan Reserves (other than the Dilution Reserve or the Special Reserve, and without duplication of any other Loan Reserve which has been already applied to reduce loan availability under the Revolving A Credit Loans);

provided, however, the minimum amount of each Revolving B Credit Loan (and the corresponding amount of Cash Collateral to be deposited into the Control Account to provide availability for such advance) shall not be less than $3,000,000.

INTEREST AND FEES (SECTION 2.6):

Revolving A Interest Rate. Borrower shall pay FINOVA interest on the daily outstanding balance of Borrower's Revolving A Credit Loans at a per annum rate of 1.50% in excess of the rate of interest announced publicly by Citibank, N.A., (or any successor thereto), from time to time as its "prime rate" (the "Prime Rate") which may not be such institution's lowest rate. The interest rate chargeable hereunder in respect of the Revolving A Credit Loans (herein, the "Revolving A Interest Rate") shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change.

Interest charges and all other fees and charges under this Agreement shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to FINOVA in arrears on the first day of each month.

Revolving B Interest Rate. Borrower shall pay FINOVA interest on the daily outstanding balance of the Revolving B Credit Loans at a per annum rate equal to the Prime Rate. The interest rate chargeable hereunder in respect of the Revolving B Credit Loans (herein, the "Revolving B Interest Rate") shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change.

Minimum Interest Charge. With respect to each calendar month or portion thereof during the term of this Agreement (excluding the calendar month in which this Agreement is executed), Borrower shall pay FINOVA, on the first day of the next month, as a minimum charge, the amount by which the aggregate accrued interest on the Revolving A Credit Loans and the Revolving B Credit Loans for such month is less than the product of Five Million Dollars ($5,000,000) multiplied by the Revolving B Interest Rate (the "Minimum Interest Charge").

Collateral Monitoring Fee. At the closing of this transaction and on the first day of each calendar month thereafter, Borrower shall pay FINOVA a collateral monitoring fee of $750 ("Collateral Monitoring Fee"); provided however, that Borrower agrees and acknowledges that each Loan Year a full year's fee shall be deemed earned at the beginning of the respective Loan Year.

Closing Fee. At the closing of this transaction, Borrower shall pay to FINOVA a closing fee equal to $300,000 less the commitment fee of $150,000 previously received by FINOVA (the "Closing Fee"). Borrower acknowledges that the Closing Fee was fully earned by FINOVA on the Closing Date.

Unused Line Fee. With respect to each fiscal month, or portion thereof during the term of this Agreement, Borrower shall unconditionally pay to FINOVA a fee equal to 0.375% per annum of the difference between the Revolving A Credit Limit and the average daily outstanding balance of the Revolving A Credit Loans during such month, or portion thereof ("Unused Line Fee"), which fee shall be calculated and payable monthly, in arrears, and shall be due and payable, commencing on the first day of the Borrower's first month following the Closing Date and continuing on the first day of each month thereafter; provided however, if the Revolving A Credit Limit shall be reduced in accordance with the provisions of this Agreement to an amount less than that provided on the Closing Date, the Unused Line Fee shall be calculated with reference to such lesser amount.

Examination Fee. Borrower agrees to pay to FINOVA an examination fee in the amount of $600 per person per day in connection with each audit or examination of Borrower performed by FINOVA prior to or after the date hereof, plus all costs and expenses incurred in connection therewith (the "Examination Fee"). Such examination shall be performed no less frequently than on a quarterly basis. Without limiting the generality of the foregoing, Borrower shall pay to FINOVA an initial Examination Fee in an amount equal to $600 per person per day, plus all costs and expenses incurred in connection therewith. Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to FINOVA prior to the date of this Agreement.

BORROWER INFORMATION:

Borrower's State of Incorporation (Section 5.1): Delaware.

Borrower's copyrights, patents trademarks, and licenses (Section 5.5): See Exhibit 5.5 hereto.

Fictitious Names/Prior Corporate Names (Section 5.2):

Prior Corporate Names: None.

Fictitious Names: None.

Borrower Locations (Section 5.16) See Exhibit 5.16 hereto.

Borrower's Federal Tax Identification Number (Section 5.16): 94- 3076069

FINANCIAL COVENANTS (SECTION 6.1.13):
Borrower shall comply with all of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:
Tangible Net Worth

shall mean, with respect to Borrower at any date, the Net Worth (as defined below) of Borrower at such date, excluding, however, from the determination of the total assets of Borrower at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and all other intangible items, (b) all unamortized debt discount and expense, (c) treasury Stock or the Stock of any Subsidiaries, and (d) any write-up in the book value of any asset resulting from a revaluation thereof. As used herein, "Net Worth" shall mean, with respect to Borrower as of any date of determination, the book value of the assets of Borrower, minus (a) reserves applicable thereto, and minus (b) all of such Borrower's liabilities (including accrued and deferred income taxes), all as determined in accordance with GAAP.

Minimum Tangible Net Worth	Maintain at all times during each period set forth below Tangible Net Worth equal to or greater than the amounts set forth below opposite such periods:
Period	Amount
Closing Date - 6/30/00	$24,800,000
7/01/00 - 9/30/00	$21,400,000
10/01/00 - 12/31/00	$18,000,000
1/01/01 - 3/31/01	$19,200,000
4/01/01 - 6/30/01	$20,000,000
7/01/01 - 9/30/01	$22,000,000
10/01/01 - 12/31/01	$25,000,000
All times thereafter	$27,200,000
Liquidity	Maintain at all times during each period set forth below Liquidity not less than the amounts set forth below opposite such periods:

Period	Amount
Closing Date - 6/30/00	$25,000,000
7/01/00 - 9/30/00	$20,000,000
10/01/00 - 12/31/00	$12,000,000
1/01/01 - 3/31/01	$8,000,000
4/01/01 - 6/30/01	$5,000,000
7/01/01 - 9/30/01	$5,000,000
10/01/01 - 12/31/01	$5,000,000
All times thereafter	$7,500,000

NEGATIVE COVENANTS (SECTION 6.2):

Employee Advances:

Borrower shall not make any loans or advances to employees except in the ordinary course of business and consistent with past practices of Borrower in an aggregate amount not exceeding at any time $1,600,000, and in no event shall Borrower make any new loans or advances to employees during the term of this Agreement in excess of $800,000.

Existing Guaranties:	See Exhibit 6.2.5.
Capital Expenditures:

Borrower shall not make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower (i) in the fiscal year ended December 31, 2000 would exceed $3,500,000, and (ii) any fiscal year thereafter would exceed $2,500,000.

Compensation:

Borrower shall not pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower's executives, officers and directors (or any relative thereof) in an amount in excess of the amount authorized by the Compensation Committee of the Board of Directors of Borrower.

Indebtedness for Borrowed Money:

Borrower shall not create, incur, assume or permit to exist any Indebtedness for Borrowed Money in excess of $500,000 other than (i) the Obligations, and (ii) other Indebtedness existing on the date of this Agreement and reflected in Exhibit 6.2.11 attached hereto (other than Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder) and (iii) Subordinated Debt.

TERM (SECTION 9.2):

The initial term of this Agreement shall be three (3) years from the date hereof (the "Initial Term") and if the parties hereto shall so agree in writing, shall be renewed for successive periods of one (1) year each (each, a "Renewal Term"), unless earlier terminated as provided in Section 7 or 9.2 above or elsewhere in this Agreement.

TERMINATION FEE (SECTION 9.2):

The Termination Fee applicable to the Revolving Credit Loans facility provided for in Section 9.2(d) shall be an amount equal to the following percentage of the Revolving Credit Limit:

(i) Two percent (2%), if such early termination occurs on or prior to the first anniversary of the Closing Date of this Agreement; and

(ii) One half of one percent (0.50%), if such early termination occurs after the first anniversary of the Closing Date of this Agreement but prior to the second anniversary of the Closing Date of this Agreement. No Termination Fee shall be applicable from and after the second anniversary of the Closing Date.

DISBURSEMENT (SECTION 9.11):

Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's following operating account:

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

ABA # 121140399

for credit to SangStat Medical Corporation

checking account number 273004970

ADDITIONAL PROVISIONS:

1. Qualified to do Business in Tennessee. Within thirty (30) days after the Closing Date, Borrower shall have taken all steps necessary to duly qualify to do business as a foreign corporation in Tennessee, and shall have provided FINOVA with a good standing certificate (or its equivalent) from the Secretary of State of the State of Tennessee evidencing the same.

2. French Legal Opinion. Within ten (10) days after the Closing Date, Borrower shall have taken all steps and delivered all documents necessary to cause DePardieu Brocas Maffei & Leygonie to issue their legal opinion in favor of FINOVA, including, without limitation:

(i) share transfer register evidencing the pledge of 100% of the outstanding voting stock of SangStat Atlantique to FINOVA;

(ii) share transfer register evidencing the pledge of 100% of the outstanding voting stock of IMTIX SangStat to FINOVA;

(iii) shareholders' resolutions of SangStat Atlantique approving the pledges;

(iv) evidence of the authority of the signatory of the pledge agreements to pledge the shares in SangStat Atlantique and IMTIX SangStat in favor of FINOVA;

(v) certified articles of association of SangStat Atlantique and certificate of incorporation of SangStat Atlantique; and

(vi) certified articles of association of IMTIX Atlantique and certificate of incorporation of IMTIX Atlantique.

Borrower:

SANGSTAT MEDICAL CORPORATION

By______________________________

Title____________________________

FINOVA:

FINOVA CAPITAL CORPORATION

By______________________________

Title_____________________________

EXHIBIT A - REPORTING REQUIREMENTS

INSTRUCTIONS TO SANGSTAT MEDICAL CORPORATION ("BORROWER") FOR THE HANDLING OF BORROWER'S ACCOUNT WITH FINOVA CAPITAL CORPORATION ("FINOVA")

1. On a weekly basis (and on each day on which Borrower shall make a request for an advance), FINOVA's standard form collateral and loan report, together with accounts receivable certifications and notice of assignment documents on a daily basis or as described in the Schedule, together with cash receipt and revenue reports.

2. Upon FINOVA's request, copies of sales journals, cash receipt journals, and deposit slips, copies of service invoices, customer statements and credit memoranda issued, remittance advices and reports, evidence of billing and copies of shipping and delivery documents.

3. Within five (5) days of the date due (or earlier if available) all cost reports (interim and annual) from all Governmental Authorities or other Persons, as applicable.

4. Within ten (10) days after the end of each month,

(a) monthly agings (aged from service date) and reconciliations of Receivables (with listings of concentrated accounts);

(b) monthly agings (aged from invoice date) of accounts payable, with outstanding and held check registers; and

(c) monthly perpetual inventory reports for the Inventory valued on a first in, first out basis at the lower of cost or market (in accordance with GAAP).

5. Within thirty (30) days after the end of each month, unaudited financial statements with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with GAAP other than lack of footnotes and year-end adjustments.

6. Within thirty (30) days after the end of each quarter, unaudited financial statement with respect to the prior quarter prepared on a basis consistent with such statements prepared in prior quarters and otherwise in accordance with GAAP other than lack of footnotes and year-end adjustments.

7. Audited annual consolidated and consolidating financial statements, prepared in accordance with GAAP applied on a basis consistent with the most recent Prepared Financials provided to FINOVA by Borrower, including balance sheets, income and cash flow statements, accompanied by the unqualified report thereon of independent certified public accountants acceptable to FINOVA, together with the management letter, in the form provided to the directors and shareholders of Borrower, as soon as available, and in any event, within ninety (90) days after the end of each of Borrower's fiscal years.

8. Within thirty (30) days prior to the end of each fiscal year of Borrower annual operating budgets (including income statement, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower.

9. Such certificates relating to any of the foregoing as FINOVA may request, including, without limitation, a monthly certificate from the president and the chief financial officer of Borrower ("Compliance Certificate") showing Borrower's compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default, and such other certificates relating to the reporting requirements set forth in this Exhibit or in Section 9.1 of the Loan and Security Agreement, as FINOVA shall reasonably request. All reports or financial statements submitted by Borrower shall be in reasonable detail and shall be certified by the principal financial officer of Borrower as being complete and correct in all material respects.

STATE OF )

) ss:

COUNTY OF )

BEFORE ME, a Notary Public, in and for said county and state, personally appeared the above-named SangStat Medical Corporation, a Delaware corporation, by ____________________________ its _______________________________, who acknowledged that he/she did sign the foregoing agreement and that the same is he/her free act and deed and the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at ______________________, this _______ day of ____________, 2000.

______________________

Notary Public